UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material under § 240.14a-12
GENCO SHIPPING & TRADING LIMITED
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550
April 15, 2022
Dear Shareholder:
You are cordially invited to attend the 2022 Annual Meeting of Shareholders, which will be held at Ink 48 Hotel, 653 Eleventh Avenue, New York, NY at 10:00 a.m. on Monday, May 16, 2022. Your Board of Directors looks forward to greeting those shareholders that are able to attend. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.
At the Annual Meeting, you will be asked to (i) elect seven Directors, (ii) approve a non-binding, advisory resolution regarding the compensation of our named executive officers; and (iii) ratify the appointment of Deloitte & Touche LLP as the company’s auditors for the fiscal year ending December 31, 2022. Your Board of Directors recommends that you vote your shares “FOR” proposals (i), (ii), and (iii). These proposals are more fully described in the accompanying proxy statement.
As part of our precautions regarding the coronavirus (COVID-19), we are sensitive to the public health and travel concerns that our shareholders may have as well as any protocols that federal, state, or local governments may impose. In the event we determine it is necessary or appropriate to take additional steps regarding the conduct of our meeting, which may include changing the time, date, or location of our meeting or the means by which it will be held (which may be a virtual-only meeting), we will announce this decision in advance, and details will be posted on our website and filed with the SEC. All individuals attending the meeting must comply with then-applicable health and safety orders or guidelines, including observing social distancing and wearing personal protective equipment such as masks, and comply with any additional rules and regulations that Company personnel or the manager of the venue determines are necessary or desirable to protect the health and safety of attendees. In addition, to attend the meeting, you must provide proof of ownership of our stock as provided below under “Proof of Ownership Required for Attending Meeting in Person.”
Whether or not you expect to attend the Annual Meeting, it is important that your shares be represented. Please vote your shares using the internet or a toll-free telephone number, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card and you will receive in response to your request. Instructions on using each of these voting methods are outlined in the proxy statement. Your cooperation will ensure that your shares are voted.
Thank you for your continued support.
Sincerely,

James G. Dolphin
Chairman of the Board

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 16, 2022
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Genco Shipping & Trading Limited, a Marshall Islands corporation (“Genco”), will be held on May 16, 2022 at 10:00 a.m. (local time), at Ink 48 Hotel, 653 Eleventh Avenue, New York, NY 10036 for the following purposes:
1.	To elect the seven directors named in the proxy statement to the Board of Directors of Genco;
2.	To approve a non-binding, advisory resolution regarding the compensation of Genco’s named executive officers;
3.	To ratify the appointment of Deloitte & Touche LLP as the independent auditors of Genco for the fiscal year ending December 31, 2022;
4.	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.
Shareholders of record at the close of business on March 21, 2022 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of such shareholders will be available at the Annual Meeting.
All shareholders are cordially invited to attend the Annual Meeting. If you do not expect to be present at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting. Shareholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card. In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person in accordance with the procedures described in the accompanying proxy statement.
YOUR VOTE IS IMPORTANT
IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE VOTE BY TELEPHONE, INTERNET, OR BY MAIL. PLEASE REFER TO THE ENCLOSED PROXY FOR INFORMATION ON HOW TO VOTE BY TELEPHONE OR INTERNET. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
By Order of the Board of Directors,

John C. Wobensmith
Chief Executive Officer and President
New York, New York
April 15, 2022

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 16, 2022
This proxy statement is furnished to shareholders of Genco Shipping & Trading Limited (“Genco” or the “Company”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of Genco (the “Board”) for use in voting at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at Ink 48 Hotel, 653 Eleventh Avenue, New York, NY 10036 on May 16, 2022 at 10:00 a.m., and at any adjournment or postponement thereof.
We may determine it is necessary or appropriate to take steps regarding the conduct of our meeting in light of precautions regarding the coronavirus (COVID-19), any protocols that federal, state, or local governments or otherwise. These may include changing the time, date, or location of our meeting or the manner in which it will be held. We will announce any such decision in advance, and details will be posted on our website and filed with the SEC.
This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about April 15, 2022.
VOTING RIGHTS AND SOLICITATION OF PROXIES
Purpose of the Annual Meeting
The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this proxy statement.
Record Date and Outstanding Shares
The Board has fixed the close of business on March 21, 2022 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments or postponements thereof. As of March 21, 2022, Genco had issued and outstanding 42,100,934 shares of common stock. The common stock comprises all of Genco’s issued and outstanding voting stock.
Revocability and Voting of Proxies
Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:
•	by writing a letter delivered to John C. Wobensmith, Secretary of Genco, stating that the proxy is revoked;
•	by submitting another proxy with a later date; or
•	by attending the Annual Meeting and voting in person.
Please note, however, that if you are a shareholder who beneficially owns shares that are held of record by your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must first request and bring to the meeting a “legal proxy” from your broker, bank or other nominee.

All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxy.
If you are a shareholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted “FOR” the election of such nominee and “FOR” the approval of each proposal. If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone or sign, date and return a proxy card, you must attend the annual meeting in person in order to vote. If the shares you own are held in your bank or brokerage firm account in a fiduciary capacity (typically referred to as being held in “street name”), you can vote by following the directions provided to you by your bank or brokerage firm. If the shares you own are held in street name and you wish to vote in person at the annual meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the annual meeting. Please contact the organization that holds your shares for instructions on how to obtain a legal proxy. You must bring a copy of the legal proxy to the annual meeting and present it with your ballot in order for your vote to be counted.
If you hold your shares through an account with a bank or broker, your shares may be voted by the bank or broker if you do not provide specific voting instructions. Banks and brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent auditors is a routine matter that is considered a “discretionary” item under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the annual meeting.
The proposals to elect directors and to approve a non-binding, advisory resolution regarding the compensation of Genco’s named executive officers are non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on this proposal on behalf of beneficial owners if such owners do not return specific voting instructions.
Voting at the Annual Meeting
Each share of common stock outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the shareholders, including the election of directors. Cumulative voting by shareholders is not permitted.
The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
Proposal		Vote Required	Effect of Abstentions	Effect of Broker “Non-Votes”
1.	Election of Directors	Plurality of votes cast	No effect	No effect

2.	Advisory Vote on Executive Compensation	Affirmative vote of a majority of the common shares represented and entitled to vote	Same effect as a vote “against”	No effect

3.	Ratification of Appointment of Independent Auditors	Affirmative vote of a majority of the common shares represented and entitled to vote	Same effect as a vote “against”	No effect
For directions to be able to attend the meeting and vote in person, please contact us by sending an e-mail to finance@gencoshipping.com.

Proof of Ownership Required for Attending Meeting in Person
You are entitled to attend the 2022 Annual Meeting only if you are a stockholder as of the close of business on March 21, 2022, the record date, or hold a valid proxy for the meeting. In order to be admitted to the 2022 Annual Meeting, you must present proof of ownership of company stock on the record date. This can be:
•	a brokerage statement or letter from a bank or broker indicating ownership on March 21, 2022,
•	a proxy card,
•	a voting instruction form, or
•	a legal proxy provided by your broker, bank or other nominee.
Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.
Solicitation
We will pay the costs relating to this proxy statement, the proxy and the Annual Meeting. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees may also solicit proxies. They will not receive any additional pay for the solicitation.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to Be Held May 16, 2022.
Our Proxy Statement and Annual Report to Shareholders are
available at www.proxyvote.com.
Your vote is important. Thank you for voting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS
Under Genco’s Certificate of Incorporation, as amended, all members of the Board of Directors currently have terms expiring at the 2022 Annual Meeting. The Board of Directors has nominated the directors currently serving on the Board of Directors for election or re-election to serve as directors of the Company for a one-year term until the 2023 Annual Meeting of Shareholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal. Although management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as the holders of the proxies may, in their discretion, determine.
Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy. Votes that are withheld will be excluded entirely from the vote and will have no effect.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION (ITEM 1 ON THE ENCLOSED PROXY CARD) OF THE NOMINEES AS DIRECTORS.
Nominee Information
The following table sets forth information regarding the nominees for re-election as directors:
Name	Age	Position
James G. Dolphin	54	Chairman of the Board and Director
Kathleen C. Haines	67	Director
Basil G. Mavroleon	74	Director
Karin Y. Orsel	52	Director
Arthur L. Regan	59	Director
Bao D. Truong	48	Director
John C. Wobensmith	51	Chief Executive Officer, President, Secretary, and Director
James G. Dolphin has served as a director of Genco since July 21, 2014. Mr. Dolphin and became Chairman of the Board upon completion of the 2021 Annual Meeting of Shareholders on May 31, 2021. Mr. Dolphin has served as the Managing Director and President of AMA Capital Partners, LLC, since 2001. AMA is a leading shipping and offshore merchant bank and advisor. Prior to joining AMA, Mr. Dolphin served as a Principal of Booz Allen Hamilton, serving as the leader of their commercial freight management consultancy practice. Mr. Dolphin also served as a Transportation Executive with First National Bank of Maryland. Mr. Dolphin received his B.A. in Economics and Managerial Studies from Rice University. As a result of these and other professional experiences, Genco believes Mr. Dolphin possesses knowledge and experience regarding the shipping industry, ship finance, and general business matters that strengthen the Board’s collective qualifications, skills and experience.
Kathleen C. Haines has served as a director of Genco since May 17, 2017. In 2021, she joined the Advisory Board of Sea Machines Robotics, a privately held company in Boston, Massachusetts. She served as Chief Financial Officer and Treasurer of Heidmar Inc. (“Heidmar”), a privately held company that commercially manages a fleet of oil tankers, from July 2012 until May 2020. She was also a member of the Executive Committee of Heidmar, which was responsible for the strategy of the company as well as marketing efforts. Prior to and after her time at Heidmar, Ms. Haines has served as the Principal of Holbridge Capital Advisors, a financial consulting and investment firm specializing in the maritime industry. During 2010, she served as the Chief Financial Officer of Asia Pacific Carriers, based in Hong Kong. From May 2007 to May 2008, she was the Chief Executive Officer of the transition company created following the sale of OMI Corporation, a U.S.-based NYSE-listed international shipping company. Ms. Haines served as the Chief Financial Officer of OMI Corporation from 1998 until its sale. Ms. Haines was a board member of OSG America LLC from 2007 until it was reacquired by its parent company in 2009 and served as Chairman of the Audit Committee and a member of the Conflicts Committee. She currently serves on the Board of Trustees of the Seamen’s Church Institute as Audit Chair and a Member of the Executive Committee and is a member of the Finance and Endowment Committee as well as the Strategic Planning and Governance/Nominating Committees. She is active in numerous professional associations, including the American Institute of Certified Public Accountants, and is the Treasurer

and a founding board member of the U.S. affiliate of Women’s International Shipping and Trading Association. Ms. Haines also served on the Board of the New York Maritime Association. Ms. Haines holds a Bachelor of Arts degree in Accounting from Texas Tech University and is a controllership graduate from the University of Wisconsin, School of Bank Administration. As a result of these and other professional experiences, Genco believes Ms. Haines possesses knowledge and experience regarding the shipping industry, finance, and general business matters that strengthen the Board’s collective qualifications, skills and experience.
Basil G. Mavroleon has served as a director of Genco since July 17, 2015. Mr. Mavroleon served as a director of Baltic Trading from March 15, 2010 until Baltic Trading’s merger with our Company on July 17, 2015. Mr. Mavroleon also served as a director of our Company from July 27, 2005 to July 9, 2014. Mr. Mavroleon has been employed in the shipping industry for the last 45 years. Since 1970, Mr. Mavroleon has worked at Charles R. Weber Company, Inc., one of the oldest and largest tanker brokerages and marine consultants in the United States. Mr. Mavroleon was Managing Director of Charles R. Weber Company, Inc. for twenty-five years and held the position of Manager of the Projects Group thereafter for five years from January 2009 until April 2013. Mr. Mavroleon is a director of Pyxis Tankers, Inc. where he serves on the audit committee and the nominating and corporate governance committee. Mr. Mavroleon also serves as Managing Director of WeberSeas (Hellas) S.A., a comprehensive sale and purchase, newbuilding, marine projects and ship finance brokerage based in Piraeus, Greece. Since its inception in 2003 through its liquidation in December 2005, Mr. Mavroleon served as Chairman of Azimuth Fund Management (Jersey) Limited, a hedge fund that dealt with tanker freight forward agreements and derivatives. Mr. Mavroleon is a member of the Baltic Exchange, is on the board of the Associate Membership Committee of Intertanko, a member of the Association of Ship Brokers and Agents, is on the advisory board of NAMMA (North American Maritime Ministry Association), is a director emeritus of NAMEPA (North American Marine Environmental Protection Association), and is Chairman of the New York World Scale Committee. Mr. Mavroleon is a member of the Hellenic Chamber of Commerce, the Connecticut Maritime Association, NYMAR (New York Maritime Inc.), the Maritime Foundation Knowledge Center, honorary director of the Connecticut Maritime Association Education Foundation (CAMEF), and serves on the board of trustees of the Maritime Aquarium, Norwalk, CT. Mr. Mavroleon was educated at Windham College, Putney, VT. As a result of these and other professional experiences, we believe Mr. Mavroleon possesses knowledge and experience regarding the shipping industry, ship finance, and general business matters that strengthen the Board’s collective qualifications, skills and experience.
Karin Y. Orsel is a shipping executive and entrepreneur with over 33 years of experience in the industry. She serves as the Chief Executive Officer of MF Shipping Group, a company she founded in 1994 that provides technical management services to a fleet of over 50 vessels, including oil product and chemical tankers, multipurpose vessels, self-unloaders, and cement carriers. In connection with these activities, she has acted as a managing director of a number of ship owning companies. She began her career in the shipping industry at the age of 18 with Sandfirden Rederij B.V., where she served as a financial manager. Ms. Orsel is active in shipping industry organizations, currently serving as President of Koninklijke Vereniging van Nederlandse Reders (the Royal Association of Netherlands Ship-owners), a board member of the International Chamber of Shipping (ICS), a member of the Executive Committee of the International Association of Independent Tanker Owners (INTERTANKO), a Trustee of International Seafarers Welfare and Assistance Network (ISWAN), a member of the Board of Directors of Baltic and International Maritime Counsel (BIMCO), and an Ambassador for the Women’s International Shipping and Trading Association. She earned a Bachelor of Arts in Economic & Administrative Education from Winschoter College in the Netherlands. As a result of these and other professional experiences, Genco believes Ms. Orsel possesses knowledge and experience regarding the shipping industry, finance, and general business matters that strengthen the Board’s collective qualifications, skills and experience.
Bao D. Truong has served as a director of Genco since July 21, 2014. Mr. Truong is a Senior Managing Director at Centerbridge, which he joined in 2010. Prior to joining Centerbridge, Mr. Truong was a Managing Director and Partner in the credit business of Fortress Investment Group LLC. While at Fortress from 2004 to 2010, Mr. Truong was engaged principally in public market investments across the corporate capital structure, with a focus on distressed and special situations. Prior to his time at Fortress, Mr. Truong was a member of the distressed/high-yield research and trading business of Lehman Brothers Inc. Mr. Truong graduated magna cum laude from the University of Pennsylvania, where he was a Benjamin Franklin Scholar, with degrees in Finance (Wharton) and Computer Science & Engineering. He received his M.B.A. from Harvard Business School. Mr. Truong serves on the Board of Directors of Ambrosia Holdings L.P. (the holding company of TriMark USA), Boart Longyear Group Ltd., BGI Inc., Penhall Holding Company, Seitel Inc., and Speedcast Parent L.P. As a

result of these and other professional experiences, Genco believes Mr. Truong possesses knowledge and experience regarding general business and finance that strengthen the Genco Board’s collective qualifications, skills and experience. Furthermore, given Mr. Truong’s relationship with Centerbridge, Genco believes he provides the Board with the perspective of a significant shareholder.
Arthur L. Regan has served as a director of Genco since February 17, 2016. He served as Interim Executive Chairman of the Board from October 13, 2016 until June 5, 2020 and Chairman of the Board from then through May 13, 2021. Mr. Regan has worked as an Operating Partner with Apollo Investment Consulting LLC since 2016. From 2010 to 2018, Mr. Regan was the President, Chief Executive Officer and a Director of Principal Maritime Management, LLC, a privately held maritime services and shipping investment advisory entity. From 2010 to 2015, Mr. Regan was President, Chief Executive Officer, and a Director of Veritable Maritime Holdings LLC, an international shipowning entity. Mr. Regan has more than 30 years of experience in the shipping industry in executive roles, including as President and Chief Executive Officer of Arlington Tankers Ltd. from 2004 to 2008, which was listed on the New York Stock Exchange. Mr. Regan is a graduate of the State University of New York Maritime College at Fort Schuyler with a Bachelor of Science degree in Marine Transportation and Management. Mr. Regan began his shipping career sailing as an officer on merchant tankers and dry bulk vessels for over ten years, completing his sea service as Master Mariner. He is currently a Member of the North American Panel Committee of the vessel classification society and maritime industry advisor DNV-GL. Mr. Regan has been an independent director of Chembulk Tankers and Chairman of the Audit and Compensation Committee since 2018 and has been its Chairman of the Board since 2020. Chembulk Tankers is a privately held entity that owns and operates stainless steel specialty chemical tankers internationally. As a result of these and other professional experiences, Genco believes Mr. Regan possesses knowledge and experience regarding general business, finance, and the shipping industry that strengthen the Board’s collective qualifications, skills and experience.
John C. Wobensmith has served as a director of Genco since May 29, 2021, our Chief Executive Officer since March 23, 2017, and our President since December 19, 2014. From April 2005 until his appointment as President, he served as our Chief Financial Officer and Principal Accounting Officer. From 2010 until Baltic Trading’s merger with our Company on July 17, 2015, Mr. Wobensmith served as President, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer of Baltic Trading. He was given the additional title of Chief Executive Officer of Genco on March 23, 2017. He also served as a director of Ultrapetrol (Bahamas) Limited, a marine transportation company, from 2016 to 2017. Mr. Wobensmith has over 25 years of experience in the shipping industry. Before becoming our Chief Financial Officer, Mr. Wobensmith served as a Senior Vice President with American Marine Advisors, Inc., now known as AMA Capital Partners, LLC, a shipping and offshore merchant bank and advisor. While at American Marine Advisors, Inc., Mr. Wobensmith was involved in mergers and acquisitions, equity fund management, debt placement and equity placement in the shipping industry. From 1993 through 2000, he worked in the international maritime lending group of The First National Bank of Maryland, serving as a Vice President from 1998. Mr. Wobensmith has a bachelor’s degree in economics from St. Mary’s College of Maryland. He also was appointed by the Governor of Maryland and currently serves on the Board of Trustees and as Treasurer of the Board at St. Mary’s College of Maryland. Mr. Wobensmith holds the Chartered Financial Analyst designation.
Environmental, Social, and Governance (ESG) Highlights
Shipping is a fuel-efficient and cost-effective form of transportation crucial to the interconnectivity of countries around the world through global trade. Many of the raw materials that we carry are building blocks of economic activity and also play a key role in alleviating poverty while providing a source of income and job creation for many developing nations.
As one of the largest drybulk shipping companies in the world, Genco recognizes the need to run a safe and responsible business built for the long-term. We regularly integrate Environmental, Social and Governance (ESG) practices into our operational and strategic decision making. As such, we aim to meet and, if possible and appropriate for our business, exceed minimum compliance levels set forth in rules and regulations governing the maritime industry. Over the last several years, we have taken various steps to reduce our carbon footprint and improve the environment, which includes the following:
•	Purchased modern, fuel-efficient vessels with lower overall fuel consumption than older vessels in order to reduce our fleet’s greenhouse gas emissions;

•	Divested certain older, less fuel-efficient vessels
•	Outfitted 26 of our vessels with Energy Saving Devices (ESD) which are meant to reduce the fuel consumptions of these vessels. ESDs include Mewis Ducts, Fins and Propeller Boss Cap Fins.
•	Installed performance-monitoring systems on board 35 of our vessels to gather real-time fuel consumption data to optimize the voyage efficiency of these vessels;
•	Utilized a third-party data collection platform that analyzes information from our vessels in an effort to reduce fuel consumption, CO2 and greenhouse gas emissions;
•	Established and executed a compliance program regarding IMO 2020 fuel regulations;
•	Installed ballast water treatment systems on 35 vessels in our current fleet, representing approximately 80% of our current fleet;
•
Partnered with a third-party firm to conduct internal audits of our vessels with a goal of identifying areas of potential improvement on the daily maintenance and operation of our vessels in order to improve the quality of the services our vessels provide and to mitigate operational risks;

•	Installed Engine Power Limitation (EPL) systems on certain major bulk vessels to increase the level of energy efficiency by ensuring the ship’s engine power is maintained within optimal levels; and
•	Implemented an IMO 2023 compliance plan for select vessels within our fleet in which we will install energy saving devices and apply high performance paint systems, among other initiatives
•	Purchased modern, fuel-efficient vessels while divesting of older less fuel-efficient tonnage, among other important investments made to our sizeable fleet.
For a copy of our current Sustainability Report, please see our website under “ESG” at www.gencoshipping.com.
In March 2022, we established an ESG Committee whose members consist of Karin Y. Orsel (Chair), Kathleen C. Haines, Basil G. Mavroleon, and Arthur L. Regan that leads Board oversight activities regarding ESG and reports to the Board. In that role, the ESG Committee will review our ESG strategy and assess our performance. In addition, the ESG Committee will assess whether relevant ESG matters should be reviewed or considered by other Board committees or the full Board.
Governance Materials - All of the Company’s corporate governance materials, including the committee charters of the Board and the Company’s Corporate Governance Guidelines, are published in the Governance section of the Company’s website under “Investors” at www.gencoshipping.com. These materials are also available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its committee charters as warranted. Any modifications are reflected on the Company’s website.
Director Independence - It is the Genco Board’s objective that a majority of the Genco Board consist of independent directors. For a director to be considered independent, the Genco Board must determine that the director does not have any material relationship with Genco. The Genco Board follows the criteria set forth in applicable NYSE listing standards to determine director independence. The Genco Board will consider all relevant facts and circumstances in making an independence determination.
All members of the Genco Audit, Compensation, and Nominating and Corporate Governance Committees must be independent directors as defined by applicable NYSE listing standards. Members of the Genco Audit Committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Genco or any of its subsidiaries other than their director compensation.
The independent directors of Genco are James G. Dolphin, Kathleen C. Haines, Basil G. Mavroleon, and Karin Y. Orsel. In determining that Mr. Mavroleon is independent, the Board considered that Mr. Mavroleon is an independent contractor of WeberSeas (Hellas) S.A. (“WeberSeas”), which has acted as a broker introducing potential buyers to Genco in connection with sales of certain of Genco’s vessels. The Board deemed Mr. Mavroleon’s relationship with WeberSeas not to be material, as Mr. Mavroleon did not receive any payment or other economic benefit from any vessel sales and recused himself from participating in such vessel sales. The Board has determined that each of the members of the Audit, the Compensation and the Nominating and Corporate Governance Committees, respectively, are independent as defined in the applicable NYSE listing standards.
Board Diversity - Our Nominating and Corporate Governance Committee considers many factors when determining the eligibility of candidates for nomination to the Board. In the event of a vacancy, the Committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the Board’s overall effectiveness in meeting its mission. In considering candidates, the Board seeks talents, skills, diversity, and expertise to serve the long-term interests of the Company and our stockholders. Two of the seven members of Genco’s Board are women, and one member is Asian-American.
Code of Ethics - All directors, officers, employees and agents of Genco must act ethically at all times and in accordance with the policies comprising Genco’s Code of Ethics. Under Genco’s Code of Ethics, the Genco Board will only grant waivers for a director or an executive officer in limited circumstances and where circumstances would support a waiver. Such waivers may only be made by the Audit Committee.
Genco’s Code of Ethics is available in the Governance section of the Company’s website under “Investors” at www.gencoshipping.com and is available in print to any shareholder upon request. Genco intends to provide any disclosures regarding the amendment or waiver of its Code of Ethics on its website.
Communicating Concerns to Directors - Shareholders or other interested parties may communicate directly with any individual director, with the Genco Board as a group, with the Chairman or other presiding director pursuant to Section 303A.03 of the NYSE’s Listed Company Manual. All of Genco’s directors other than Mr. Wobensmith are currently non-management directors. All communications should be in writing and should be addressed to the intended recipient(s), c/o John C. Wobensmith, Secretary, 299 Park Avenue, 12th Floor, New York, New York 10171. Once the communication is received by the Secretary, the Secretary reviews the communication. Communications that comprise advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to Genco’s directors. Other communications are promptly forwarded to the addressee.
Board Meetings and Committees
During fiscal year 2021, there were 14 meetings of the Genco Board of Directors. Genco’s Board of Directors was comprised of Arthur L. Regan, James G. Dolphin, Kathleen C. Haines, Kevin Mahony, Basil G. Mavroleon, Jason Scheir, and Bao D. Truong until the expiration of Mr. Scheir’s term on May 13, 2021. Mr. Scheir did not stand for re-election, and the Board reduced its size to seven members. Following the resignation of Mr. Mahony from the Board on May 27, 2021, the Board appointed John C. Wobensmith to fill the vacancy on May 29, 2021. A quorum of directors was present, either in person or telephonically, for all of its meetings in 2021. Actions were also taken during the year by unanimous written consent of Genco’s directors. All directors attended at least 75% of the aggregate of the total number of meetings of the Genco Board of Directors and the total number of meetings of all Committees of the Genco Board of Directors on which they served. Genco encourages all directors to attend each annual meeting of shareholders. Seven directors attended the 2021 Annual Meeting of Shareholders.
Genco’s Audit Committee was comprised of James G. Dolphin, Kathleen C. Haines and Basil G. Mavroleon during fiscal year 2021. Ms. Haines is a financial expert as defined under Item 401(h)(2) of Regulation S-K. All of these individuals qualify (or qualified) as independent directors under the listing requirements of the NYSE and are financially literate. Through its written charter, Genco’s Audit Committee has been delegated the responsibility of reviewing with the independent auditors the plans and results of the audit engagement, reviewing the adequacy, scope and results of the internal accounting controls and procedures, reviewing the degree of independence of the auditors, reviewing the auditor’s fees and recommending the engagement of the auditors to the full Board. During fiscal year 2020, Genco’s Audit Committee held four meetings.
Genco’s Compensation Committee was comprised of James G. Dolphin, Kathleen C. Haines, and Basil G. Mavroleon during fiscal year 2021. Mr. Dolphin joined the Compensation Committee on March 19, 2021. All of these individuals qualify (or qualified) as independent directors under the listing requirements of the NYSE, and none of them is (or was) an employee of Genco. Through its written charter, Genco’s Compensation Committee administers Genco’s cash bonus and equity incentive plans and other corporate benefits programs. Genco’s

Compensation Committee also considers from time to time matters of compensation philosophy and competitive status, and also reviews, approves, or recommends salaries, cash bonuses, equity grants and other compensation in accordance with the terms of Genco’s 2015 Equity Incentive Plan and its Annual Incentive Plan. Genco’s Compensation Committee generally does not delegate its authority, although Genco’s officers are responsible for the day-to-day administration of the 2015 Equity Incentive Plan and the Annual Incentive Plan. Directors’ compensation is established by the Genco Board of Directors upon the recommendation of Genco’s Compensation Committee. During fiscal year 2021, Genco’s Compensation Committee held 11 meetings.
Genco’s Nominating and Corporate Governance Committee was comprised of James G. Dolphin, Basil G. Mavroleon, and Karin Y. Orsel during fiscal year 2021. Ms. Orsel joined the Nominating and Corporate Governance Committee on March 22, 2021. All of these individuals qualify (or qualified) as independent directors under the listing requirements of the NYSE, and none of them is (or was) an employee of Genco. Through its written charter, the Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing Genco’s corporate governance guidelines. When a vacancy exists on the Board, or when the Board determines to add an additional director, the Nominating and Corporate Governance Committee seeks out appropriate candidates from various sources, which may include directors, officers, employees and others. The Committee may use consultants and search firms who may be paid fees for their assistance in identifying and evaluating candidates, but has not done so to date. The Committee does not have a set of minimum, specific qualifications that must be met by a candidate for director and will review the candidate’s background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. The Committee considers candidates based on materials provided, and will consider whether an interview is appropriate. The Committee will consider shareholder recommendations of director candidates, which should be sent to the attention of the corporate secretary at Genco headquarters, on the same basis. Only persons who are nominated with the procedures set forth in our Amended and Restated By-Laws are eligible for election as directors at our shareholders’ meetings. To be timely, a shareholder’s notice of a nomination to the corporate secretary must be delivered to or mailed and received our principal offices not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Such nominations must be accompanied by the specific information required by our Amended and Restated By-Laws with regard to any director nominee and the nominating shareholder. In addition to satisfying the foregoing advance notice requirements under Genco’s Amended and Restated By-Laws, to comply with the universal proxy rules (once effective) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholders who intend to solicit proxies in support of director nominees other than Genco’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 17, 2022, which is 60 days prior to the anniversary date of the 2022 Annual Meeting.
During fiscal year 2020, the Nominating and Corporate Governance Committee held three meetings.
Executive Sessions
Under the Corporate Governance Guidelines that Genco adopted to assure free and open discussion and communication among the non-management directors, the non-management directors will seek to meet at least annually and may meet as the non-management directors deem appropriate. In addition, if there are any non-management directors who are not independent directors, the independent directors shall meet in executive session at least once each year. The presiding director at any executive session with the non-management or independent directors will be the Chairman if the Chairman is present and is a non-management or independent director (as applicable) and will otherwise be selected by a majority of the non-management or independent directors (as applicable) present at the meeting. All of Genco’s directors are currently non-management directors, and one executive session of independent directors was held in fiscal year 2021.

Board Leadership Structure
As noted above, Genco’s Board is currently comprised of a majority of independent directors. Genco recognizes that different Board leadership structures may be appropriate for Genco during different periods of time and under different circumstances. Genco believes that its current Board leadership structure is suitable for Genco because it allows Genco to consider a broad range of opinions in the course of its Board deliberations, including those with knowledge of Genco’s day-to-day operations and business strategy, as well as those with an experienced independent viewpoint.
Genco’s Chairman of the Board is a separate individual from its Chief Executive Officer and contributes to facilitating communication among the directors, organizing the meeting schedules and agendas of the Board, and presiding at Board and shareholder meetings. Genco’s Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee. Genco’s Board believes that it should have the flexibility to make a determination from time to time in a manner that is in the best interests of Genco and its shareholders at the time of such determination.
Genco’s Corporate Governance Guidelines provide the flexibility for Genco’s Board to modify or continue Genco’s leadership structure in the future, as it deems appropriate.
Risk Oversight
Genco’s Board believes that oversight of Genco’s risk management efforts is the responsibility of the entire Board. It views risk management as an integral part of Genco’s strategic planning process. The subject of risk management is regularly discussed at Board meetings with Genco’s Chief Executive Officer and Chief Financial Officer. Additionally, the charters of certain of the Board’s committees assign oversight responsibility for particular areas of risk. For example, Genco’s Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. Genco’s Nominating and Corporate Governance Committee oversees risk associated with Genco’s Corporate Governance Guidelines and Code of Ethics, including compliance with listing standards for independent directors, committee assignments, and conflicts of interest. Genco’s Compensation Committee oversees the risk related to Genco’s executive compensation plans and arrangements.

MANAGEMENT
Information About Our Executive Officers
The following table sets forth certain information with respect to the executive officers of Genco (other than John C. Wobensmith, for whom information is set forth above under the heading “Board of Directors”):
Name	Age	Position
Apostolos Zafolias	42	Chief Financial Officer and Executive Vice President, Finance
Joseph Adamo	58	Chief Accounting Officer, Treasurer, and Controller
Robert Hughes	45	Chief Operations Officer
Apostolos Zafolias has served as Genco’s Chief Financial Officer since December 19, 2014. Mr. Zafolias has been employed with Genco since May 2005. Since July 2013, Mr. Zafolias has served as Genco’s Executive Vice President, Finance, playing an integral part in the execution of its finance strategy. Mr. Zafolias has over 17 years of experience in the shipping industry with a focus on mergers and acquisitions, commercial bank financing, debt and equity capital markets transactions, and SEC reporting. Before being appointed Executive Vice President, Finance in July 2013, Mr. Zafolias held various finance leadership positions at Genco. He has a bachelor of science degree from Babson College and holds the Chartered Financial Analyst designation.
Joseph Adamo has served as Genco’s Chief Accounting Officer since December 19, 2014. Mr. Adamo has been employed with Genco since June 2005. Mr. Adamo’s initial position with Genco was Controller until April 2010, when he was promoted to Treasurer and Controller. Mr. Adamo is responsible for overseeing Genco’s accounting department, including certain filings with the SEC. Prior to joining Genco, Mr. Adamo was a turnaround consultant providing restructuring advisory services to distressed companies. Prior to that, Mr. Adamo served as Chief Financial Officer for two private companies. Mr. Adamo started his career in public accounting working for Price Waterhouse, currently PriceWaterhouseCoopers LLP. He has a bachelor’s degree in accounting from Pace University and is a licensed Certified Public Accountant.
Robert Hughes has served as Genco’s Chief Operations Officer since January 22, 2019. Captain Robert Hughes, has over 20 years of operations and leadership experience in the drybulk and broader shipping industry. Most recently, Captain Hughes was at Cargill Ocean Transportation, serving as Americas Operations and Global Technical Manager since November 2013. Prior to that, he served as Deputy Commercial Operations Manager at OSG Ship Management from 2008-2012 and held senior positions at Stolt-Neilsen and the U.S. Merchant Marines. Since 1997, Captain Hughes has also held a variety of active and reservist U.S. naval positions in Asia, East Africa, Europe and the Middle East. Captain Hughes earned a Masters in Strategic Studies from the United States Army War College, an M.B.A. from Molloy College, a diploma from the Air Force Command & Staff College and a B.S. from the United States Merchant Marine Academy.
As described above, Mr. Wobensmith serves as an executive officer of Genco. On April 21, 2014, Genco and its subsidiaries other than Baltic Trading and its subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section describes Genco’s compensation program as it relates to its Chief Executive Officer and President, John C. Wobensmith; its Chief Financial Officer, Apostolos D. Zafolias; its Chief Operations Officer, Robert Hughes; and its Chief Accounting Officer, Joseph Adamo, all of whom Genco refers to together as Genco’s “named executives.”
Detailed compensation information for each of the named executives is presented in the tables following this discussion in accordance with SEC rules.
Executive Compensation Practices
Below is a summary of our key executive compensation practices. We believe these practices promote good governance and align the interests of our executive officers with the interests of our shareholders.
What We Do
•	Our Compensation Committee, which is comprised solely of independent directors, recommends annual compensation awards for our executive officers to our Board for approval..
•	The Compensation Committee directly retains an independent compensation consultant, Lyons Benenson & Company to provide advice.
•
Our Compensation Committee conducts an annual review of our executive compensation program to confirm it does not create risks that are reasonably likely to have a material adverse effect on the Company.

•	We make performance-based cash bonus awards under a plan based on achievement of specified performance criteria.
•	We have historically made equity awards that:
○ provide for a three-year minimum vesting schedule for named executives, which is up to five years for certain awards for 2021;
○ do not provide for “single trigger” vesting in the event of a change of control: and
○ are limited to a total fixed number of shares under our equity plan for which increases are subject to shareholder approval.
What We Do Not Do
•
We do not permit our executive officers to engage in short sales or hedging transactions with regard to compensatory equity awards or to pledge our equity securities as collateral for a loan (with one grandfathered exception)

•	We do not provide so-called tax “gross-ups” for our executive officers.
•	We do not provide significant perquisites for our executive officers.
How Compensation is Determined
Role of Compensation Committee. Genco’s Compensation Committee oversees Genco’s executive compensation program. Genco’s Compensation Committee was comprised of Basil Mavroleon and Kathleen C. Haines since the beginning of 2021. James G. Dolphin joined the Compensation Committee on March 19, 2021. The Compensation Committee reviews, administers and designs Genco’s compensation plans and policies, and recommends such plans and policies to Genco’s Board for approval. Genco’s Compensation Committee also reviews and approves the corporate goals and objectives relevant to the compensation of Genco’s named executives, evaluates corporate performance and the performance of each of Genco’s executives, and recommends to Genco’s Board the compensation (cash and equity) of Genco’s named executives and other key employees.
Each year, Genco’s Compensation Committee evaluates each named executive and other key employees to determine if changes in compensation are appropriate. As part of this process, Genco’s Compensation Committee reviews summaries that include, as applicable for each individual, salary, bonus, and other cash compensation; severance and change in control benefits; prior grants of equity-based awards; and the value of benefits and perquisites.

Role of Compensation Consultant. Genco’s Compensation Committee retained Lyons, Benenson & Company Inc. (“LB&Co.”), an independent compensation consultant, to assist and advise Genco’s Compensation Committee with respect to several aspects of Genco’s executive compensation programs and corporate governance. The services that LB&Co. was retained for include reviewing and advising Genco on its compensation philosophy, strategy and program; analyzing the appropriateness of a compensation comparator peer group; providing and analyzing competitive market compensation data; analyzing the effectiveness of the existing compensation programs and making recommendations, as appropriate; providing advice and counsel on best practices in compensation and corporate governance, keeping Genco and its Compensation Committee apprised of trends, developments, legislation and regulations affecting executive and director compensation; and conducting a risk assessment of Genco’s incentive compensation programs and making recommendations, as appropriate. As required by rules adopted by the SEC under the Dodd-Frank Wall Street Reform And Consumer Protection Act, Genco’s Compensation Committee has considered the relevant factors (including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act and has determined that LB&Co. is independent and has no conflicts of interest.
In consultation with the Compensation Committee, Management engaged Brian Foley & Company to assist it in analyzing compensation matters for 2021. Because Brian Foley & Company was engaged by management, the Compensation Committee determined that it is not independent and took this into consideration with respect to any information or analyses it provided.
Role of Management. Genco’s Compensation Committee consults with Genco’s Chief Executive Officer and, as appropriate, its other named executives regarding their views on their compensation and the compensation of those who report to them directly or indirectly. However, Genco’s Compensation Committee makes the final recommendation to Genco’s Board with respect to each executive’s compensation. None of Genco’s named executives determines his own compensation.
Competitive Marketplace Assessment. In order to assess the competitiveness of Genco’s executive compensation, Genco’s Compensation Committee reviews the compensation arrangements of executives at certain other publicly-traded drybulk and other shipping companies as well as other companies that the Compensation Committee believes are representative of the market place in which Genco competes for executive and managerial talent. The compensation comparator group that Genco’s Compensation Committee currently uses comprises 12 such companies, listed below. The Compensation Committee believes the compensation information from the comparator group can be helpful, but recognizes that benchmarking data is not definitive and is subject to change from one year to the next. The Compensation Committee uses this information as a general frame of reference and does not target Genco’s executive compensation to a specific percentile, instead using company and individual performance as the primary drivers of compensation levels. The Compensation Committee, assisted by LB&Co., reviews the compensation comparator group periodically.
Compensation Comparator Group
Algoma Central Corporation	Kirby Corporation
DHT Holdings, Inc.	Matson, Inc.
Dorian LPG Ltd.	Pacific Basin Shipping Limited
Eagle Bulk Shipping Inc.	Pangaea Logistics Solutions Ltd.
Euronav NV	Tidewater Inc.
International Seaways, Inc.	TORM plc
Prior Year Say on Pay Results. At the May 13, 2021 shareholders meeting, the non-binding advisory vote on executive compensation proposal, or the “say on pay” vote, received support from 83.6% of votes cast. The Compensation Committee considered these results and determined that the results of the vote did not call for any significant changes to the executive compensation plans and programs already in place.
Genco’s Compensation Philosophy
Genco’s executive compensation program is designed to attract, motivate and retain a talented team of executives who will enable Genco to compete successfully with other drybulk shipping companies. Genco seeks to accomplish this goal in a way that aligns Genco’s executives’ interests with those of its shareholders and encourages and rewards Genco’s executives for achievement of Genco’s annual and longer-term performance objectives.

Overall executive compensation levels have generally been recommended by the Compensation Committee upon the consideration of several factors, including our compensation comparator group, a review of Genco’s overall performance, and the individual contributions of each of the named executives to the prior year’s performance. In taking this approach, Genco’s Compensation Committee has historically sought to calibrate performance-based incentive compensation paid to retroactive performance assessments and potentially variable market conditions. The amount of short- and long-term incentive compensation for each named executive has historically been determined retroactively, based on Genco’s Compensation Committee’s assessment of Genco’s performance, each named executive’s individual performance and contributions to improving shareholder value, and his or her level of responsibility and management experience. The factors affecting these compensation decisions for the named executives include key financial and statistical measurements, including the design and implementation of a finance and capital allocation strategy for Genco, including obtaining or renegotiating financing on favorable terms; strategic objectives such as the design and implementation of a commercial strategy for Genco or acquisitions or dispositions of vessels; Genco’s financial performance; and the achievement of operational goals for Genco or a particular area of responsibility for the named executive, such as operations or chartering.
Compensation Objectives
Genco’s compensation program is rooted in the principles inherent in “pay for performance.” In particular, Genco has designed its compensation program to:
•	attract, motivate, retain and reward those executives and managers who have the necessary experience and subject-matter expertise to deliver sustained improvements in shareholder value;
•
compensate each executive and manager competitively based upon the scope and impact of his or her position as it relates to the success of Genco and on the potential of each employee to assume increasing responsibility within Genco; and

•
align the interests of Genco’s executives with those of Genco’s shareholders through the use of short-term cash incentives that are paid on the basis of performance achievements in the year preceding payment and the use of equity-based long-term incentive awards that link reward to improvement in equity value over time.

Elements of Compensation
The compensation program for the named executives consists of three main elements: base salaries; short-term (annual) incentives payable in cash on the basis of annual achievement under Genco’s Annual Incentive Plan; and long-term, equity-based incentives. The named executives are also eligible to participate in Genco’s health and other broad-based programs on the same basis as other U.S. employees and are eligible for paid time off and paid holidays.
Fixed Compensation
Base Salary. Base salaries for the named executives are determined based on the breadth, scope and complexity of the functions performed by each named executive; individual performance, skills, and experience; the competitive labor market for the position; and internal equity considerations. Base salaries are reviewed annually, and may be adjusted to reflect meritorious individual performance assessments; promotions or significant changes in the scope and impact of the position; or market adjustments to reflect shifts in the competitive labor market for the position.
Variable Incentive Compensation
In support of Genco’s commitment to align compensation with demonstrated performance, a significant portion of the compensation paid to its named executives is incentive-based. Genco’s incentive compensation program has been designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future performance, align the interests of the executive with Genco’s shareholders and retain the executives through the term of the equity awards, which has historically been for three to four years. Historically, Genco’s Compensation Committee has made incentive compensation decisions based upon several considerations including, comparator peer group benchmarks, Genco’s financial results, the state of its operations and its strategic accomplishments during the year, and the accomplishments and contributions of its named executives at the end of Genco’s fiscal year. Following this assessment, variable incentive compensation, in the forms of cash and restricted stock, has been awarded to Genco’s named executives.
Cash Incentive Awards. For purposes of determining the amounts of cash bonuses payable to our named executive officers and other employees, the Compensation Committee recommended, and the Board approved, the Annual Incentive Plan described below.
Equity Awards. Genco does not have a specific policy governing the timing of equity awards but has generally made one award per year at or following the end of the calendar year. These awards have historically consisted of restricted stock, restricted stock units (“RSUs”), options, or warrants. Each RSUs awarded by Genco represents the right to receive one share of the issuer’s common stock, or in the sole discretion of our Compensation Committee, the value of a share of common stock on the date that the RSU vests. The Compensation Committee considers the size and form of award when making award decisions.
Historically, unless otherwise determined by Genco’s Compensation Committee, each RSU award entitles the named executive to dividend equivalent rights. As the executives share commensurately with other shareholders in receiving payments in respect of dividends, they likewise share in the recognition of the current income generation and future change in stock price. Recipients of RSUs receive dividend equivalent payments only upon settlement of RSUs that have vested, and any dividend equivalent payments that have accrued in respect of forfeited RSUs are likewise forfeited.
Other Elements
Benefits. Genco’s named executives are eligible under the same plans as all other U.S. employees for medical, dental, vision, and disability insurance and are eligible for paid time off and paid holidays. Additionally, Genco matches the 401(k) contributions of Messrs. Wobensmith, Zafolias, Hughes, and Adamo up to the maximum allowed per year, which was $23,200 in 2021 for our named executives. Genco pays premiums on life insurance and long-term disability insurance for Mr. Wobensmith. Genco believes these benefits are reasonable, competitive and consistent with Genco’s overall executive compensation program.
Annual Incentive Plan for Cash Bonuses
On the recommendation of its Compensation Committee, the Board approved the principal terms of Genco’s Annual Incentive Plan on December 18, 2018 and adopted a written plan document for it on March 4, 2019. The Annual Incentive Plan embodies weighted performance criteria to calculate cash bonuses that may become payable to Genco’s executive officers and other employees. The Annual Incentive Plan is administered by the Company’s Compensation Committee or, if it elects, the Board or another committee designated by the Board, and provides for the establishment from time to time of measurable criteria intended to reinforce a pay for performance framework aligning the interests of executive officers and other employees with those of the shareholders. Performance measures so established may include, without limitation, earnings-based measures (such as free cash flow, EBITDA, adjusted EBITDA, operating income, and revenue), measures relating to the Company’s share price (such as relative total shareholder return), costs versus budget, other strategic goals, and individual management-based objectives. Performance goals may be absolute goals or relative goals, including, without limitation, goals based on comparisons to the performance of other companies or an index covering multiple companies, measured with respect to one or more of the applicable performance measures. The method for computing any amount of compensation payable under the Annual Incentive Plan may include, without limitation, the designation of one or more threshold, target, or maximum bonus levels, determination of the bonus amount to be paid at each such level, and the weighting of metrics used to determine the total bonus award.

Following the Compensation Committee’s consideration of appropriate metrics, the following performance measures were established under the Annual Incentive Plan for calculation of cash bonuses for 2021: free cash flow breakeven, time charter equivalent (TCE) performance of our fleet compared to an internal benchmark, costs incurred by the Company compared to the budgeted costs, total shareholder return (TSR) of Genco’s common stock compared to a peer group, and achievement of individual performance goals. The following table provides further details of the metrics and bonus calculations for our named executives for 2021 under the Annual Incentive Plan:
Metric	Weighting	Threshold (50%) /Target (100%) / Stretch (150%)(1)
Free Cash Flow Breakeven(2)	35%	-$25 million / $12 million / $50 million
TCE vs Benchmark(3)	20%	$250 / $500 / $750 per day TCE outperformance vs. benchmark
Cost vs Budget(4)	15%	$6,622 / $6,307 / $5,991 per vessel per day
Relative TSR%(5)	10%	50% / 75% / 100% percentile rank among peer group
Strategic Goals(6)	20%	Board of Directors’ Discretion
(1)
Bonuses were calculated on the basis of performance relative to each performance metric and its weighting. For each metric there are threshold, target and stretch bonus levels. In respect of the threshold level for each metric, subject to application of the Compensation Committee’s discretion, no bonus amount was generated for performance below the threshold level; 50% of the target bonus amount was generated for performance at threshold, except that for the free cash flow breakeven metric, threshold performance was 0% of the target bonus amount; the target bonus amount was generated for performance at the target level; and the maximum bonus amount was generated for performance at the stretch level. Actual bonus amounts were calculated by linear interpolation between the threshold and the target and between the target and the maximum.

(2)
Consists of EBITDA less the sum of drydocking capital expenditures, scheduled debt amortization, and interest expense and adjusted for items such as restricted stock, deferred financing costs, impairments, gain or loss on sale of vessels, bonus accruals, any extraordinary general & administrative expenses, and any extraordinary COVID-19 expenses. The performance result for this metric was 150%.

(3)
Measures actual TCE compared to the relevant benchmark (Platts Scrubber Fitted Capesize Index for Capesize vessels and the BSI 58 and BHSI sub-indices of the Baltic Dry Index as published by the Baltic Exchange for our minor bulk vessels) net of commissions and adjusted for our fleet composition and vessel characteristics. We define TCE rates as our voyage revenues less voyage expenses and charter-hire expenses, divided by the number of the available days of our owned fleet during the period.

While the result for this was 0% based on actual amounts, the Compensation Committee recommended, and our Board approved, a discretionary award for this metric due to the unusual nature of the 2021 drybulk market and the exceptional performance of the management team in achieving favorable rates for the employment of our vessels that exceeded the results obtained by a number of our competitors.
(4)	Measured against the budget at the beginning of each year adjusted for the number of owned vessels and timing of drydockings. The performance result for this metric was 90%.
(5)
The peer group used consisted of five publicly listed drybulk peers, namely Eagle Bulk Shipping Inc., Star Bulk Carriers Corp., Golden Ocean Group Limited, Diana Shipping Inc. and Safe Bulkers Inc. The performance result for this metric was 0%.

(6)
The amount awarded for achievement of individual performance goals was within the Board’s discretion for named executives. Given the exceptional performance of our management team in implementing our new comprehensive value strategy in 2021, positioning Genco for substantial shipping revenues in a volatile drybulk market while controlling costs, and achieving other strategic goals as described below in further detail for each named executive, the Compensation Committee recommended, and our Board approved, additional bonus payments beyond the amount determined for a 150% result for the metric. See the “Grants of Plan Based Awards” table below for further details.

2015 Equity Incentive Plan
Genco’s 2015 Equity Incentive Plan provides for equity awards with respect to shares of Genco’s common stock in the form of non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, RSUs, or unrestricted stock. Awards are available to officers, directors, and executive, managerial, administrative and professional employees of and consultants to Genco or any subsidiary or joint venture of Genco. Genco’s Compensation Committee administers the 2015 Equity Incentive Plan and recommends discretionary awards under this plan for approval by Genco’s Board.

Compensation for Genco’s Named Executives for 2021
The year 2021 was a transformational year for Genco in which we implemented a new comprehensive value strategy centered on three key pillars: paying sizeable quarterly cash dividends to shareholders, low financial leverage, and opportunistically growing our asset base. During 2021, our management team implemented this strategy through the following initiatives:
•	Deleveraging through the repayment of $203.2 million of debt during 2021, or approximately 45% of Genco’s debt balance at the beginning of 2021.
•	Refinancing its prior credit facilities with a new global $450 million credit facility to increase flexibility, improve key terms, and lower cash flow breakeven rates.
•	Establishment of a $300 million revolver within our new credit facility with $184.8 million available for borrowings as of December 31, 2021.
•	Renewing our fleet through the acquisition of six modern, high specification Ultramaxes that were delivered in 2021 and January 2022 while divesting older, less fuel efficient vessels.
•	Opportunistically entering into various period time charterers, thereby establishing fixed revenue streams that mitigate the risk associated with capital expenditures for recent vessel acquisitions
•	Increasing engagement with the public through industry conferences, analyst coverage, and other initiatives.
Through the successful accomplishment of these initiatives, Genco was able to declare and pay its first dividend under our new strategy of $0.67 per share for the fourth quarter of 2021. Moreover, the Company’s financial performance in 2021 was substantially greater than in recent years, with the Company recording its highest quarterly earnings per share since 2008 in the fourth quarter of 2021. In addition, the Company established GS Shipmanagement, a joint venture for the technical management of the fleet and transitioned the majority of the vessels to the new vehicle during 2021.
The specific compensation decisions made for each of the named executives for 2021 reflect the achievement of financial, operational, technical, and commercial successes. Genco’s Compensation Committee reviewed relevant aspects of Genco’s 2021 performance and determined that each of its named executives provided leadership and managerial expertise that enabled Genco to navigate the normally challenging drybulk shipping industry during a time when the ongoing COVID-19 pandemic presented heightened difficulties. The Compensation Committee assessed performance relative to expectations, consulted with other Board members, and determined that the cash and equity awards described below were appropriate. Accordingly, in 2022, the Compensation Committee recommended, and the Board approved, the compensation awards below for 2021. As discussed above, the bonus amounts awarded reflect the amounts determined under the formulas adopted under our Annual Incentive Plan with an adjustment to the result for the TCE vs. benchmark metric in the Compensation Committee’s discretion plus an additional amount for accomplishment of strategic goals in 2021 recommended in the Compensation Committee’s discretion, in each case under the terms of the Annual Incentive Plan. As salary rates remained unchanged for our named executives over the past three years with one exception, the Compensation Committee also recommended salary increases for 2022 for our named executives in recognition of their accomplishments.
John C.Wobensmith.  For fiscal year 2021, Mr. Wobensmith’s annual base salary was set at $650,000, which was determined by the Compensation Committee to be competitive, reasonable, and appropriate for his role as Chief Executive Officer and his performance. In determining the appropriate incentive compensation for Mr. Wobensmith for his work and accomplishments in 2021, the Committee took into account Mr. Wobensmith’s leadership role in designing and implementing Genco’s new comprehensive value strategy, navigating through the challenges to our business presented by COVID-19, and driving the establishment of the GS Shipmanagement joint venture. Given Mr. Wobensmith’s leadership and strategic role as Genco’s Chief Executive Officer and President, the Compensation Committee recommended, and the Board approved, an award for 2021 consisting of a cash bonus of $1,000,000 and a grant of 71,574 RSUs, representing the number of units obtained by dividing $1,400,000 by the closing price of our common stock of $19.56 on the award date with fractions rounded to the nearest whole unit. These restricted stock units generally vest in installments of 21.43% per annum on each of the first three anniversaries of February 23, 2022, 17.86% on the fourth such anniversary, and 17.85% on the fifth such anniversary, corresponding approximately to vesting of $300,000 in grant date value on each of the first three anniversaries and $250,000 in grant date value on each of the next two anniversaries. The RSUs also vest in full six months after the occurrence of a change of control (as defined under the 2015 Equity Incentive Plan), subject to Mr. Wobensmith’s continued employment on such date, unless the award is not assumed, continued or substituted for by the acquirer, in which case the awards will vest in full immediately upon a change in control. In addition, if Mr. Wobensmith’s service is terminated by Genco without cause (as defined in the 2015 Equity Incentive Plan) or he terminates his service for good reason (as defined in his Employment Agreement), the next yearly tranche of the award vests, subject to vesting in full if termination occurs when Genco is party to a definitive agreement that will result in a change of control or if termination occurs within 12 months after a combination in which either (a) Genco issues more than thirty-five percent (35%) of its outstanding voting stock if it is the survivor or (b) Genco shareholders would collectively own less than sixty-five (65%) of the outstanding voting stock of the combined company if Genco is not the survivor. For 2022, Mr. Wobensmith’s annual base salary has been increased by $35,000 to $685,000 in recognition of his performance.
Apostolos D. Zafolias.  For fiscal year 2021, Mr. Zafolias’ annual base salary was set at $375,000, which was determined by the Compensation Committee to be competitive, reasonable, and appropriate for his role as Chief Financial Officer and his performance. In determining the appropriate incentive compensation for Mr. Zafolias for his work and accomplishments in 2021, the Compensation Committee took into account Mr. Zafolias’ integral role in implementing Genco’s new comprehensive value strategy, particularly in arranging for the refinancing of Genco’s credit facilities, executing the numerous acquisitions and divestitures of vessels during the year, and budgeting and cost control, as well as management’s recommendations for his compensation. Genco’s Compensation Committee therefore recommended, and Genco’s Board approved, an award for 2021 consisting of a cash bonus of $402,000 and a grant of 17,893 RSUs, representing the number of units obtained by dividing $350,000 by the closing price of our common stock of $19.56 on the award date with fractions rounded to the nearest whole unit. The RSUs generally vest in one-fifth increments on the first five anniversaries of the award date. The RSUs also vest in full if Mr. Zafolias’ service is terminated by Genco without cause (as defined in the 2015 Equity Incentive Plan) within twelve months after the occurrence of a change of control (as defined in the 2015 Equity Incentive Plan), unless the award is not assumed, continued or substituted for by the acquirer, in which case the awards will vest in full immediately upon a change in control. In addition, if his service is otherwise terminated by Genco without cause, the next yearly tranche of the award vests, subject to vesting in full if termination occurs when Genco is party to a definitive agreement that will result in a change of control or if termination occurs within 12 months after a combination in which either (a) Genco issues more than thirty-five percent (35%) of its outstanding voting stock if it is the survivor or (b) Genco shareholders would collectively own less than sixty-five (65%) of the outstanding voting stock of the combined company if Genco is not the survivor. For 2022, Mr. Zafolias’ annual base salary has been increased by $25,000 to $400,000 for 2022 in recognition of his performance.
Robert Hughes. For fiscal year 2021, Mr. Hughes’ annual base salary was set at $240,000, which was determined by the Compensation Committee to be competitive, reasonable, and appropriate for his role as Chief Operations Officer and his performance. In determining the appropriate incentive compensation for Mr. Hughes for his 2022 performance, the Committee took into account Mr. Hughes’s role in addressing challenges posed to vessel operations due to COVID-19, especially with regard to crewing, and management’s recommendations for his compensation. The Compensation Committee therefore recommended, and the Board approved, an award for 2021 performance consisting of a cash bonus of $257,000 and a grant of 12,781 RSUs, representing the number of units obtained by dividing $250,000 by the closing price of our common stock of $19.56 on the award date with fractions rounded to the nearest whole unit. The RSUs generally vest in one-fifth increments on the first five anniversaries of the award date. In the event Mr. Hughes’ service is terminated without cause, the RSUs vest as described above for Mr. Zafolias. For 2022, Mr. Hughes’ annual base salary has been increased by $35,000 to $275,000 for 2022 in recognition of his performance.
Joseph Adamo. For fiscal year 2021, Mr. Adamo’s annual base salary was set at $280,000, which was determined by the Compensation Committee to be competitive, reasonable, and appropriate for his role as Chief Accounting Officer and his performance. In determining the appropriate incentive compensation for Mr. Adamo for his work and accomplishments in 2021, the Committee took into account Mr. Adamo’s diligent leadership of a focused accounting staff in the Corporation’s public reporting and internal controls and management’s recommendations for his compensation. The Compensation Committee therefore recommended, and Genco’s Board approved, a cash bonus award of $176,000 and a grant of 7,668 RSUs, representing the number of units obtained by dividing $150,000 by the closing price of our common stock of $19.56 on the award date with fractions rounded to the nearest whole unit. The RSUs generally vest in one-third increments on the first three anniversaries of the award date. In the event Mr. Hughes’ service is terminated without cause, the RSUs vest as described above for Mr. Zafolias. For 2022, Mr. Adamo’s annual base salary has been increased by $15,000 to $295,000 for 2022 in recognition of his performance.
Severance Benefits
Employment Agreements. Genco entered into an employment agreement with John C. Wobensmith, its Chief Executive Officer and President, on September 21, 2007, as amended on March 26, 2014, June 23, 2014, April 30, 2015, March 23, 2017, and August 7, 2019 (the “Employment Agreement”). Mr. Wobensmith’s salary under the Employment Agreement may be increased but not decreased.and was set at $650,000 per annum under the March 23, 2017 amendment. The Employment Agreement also confirms Mr. Wobensmith’s eligibility to receive cash bonuses and awards under any successor plan to Genco’s 2005 Equity Incentive Plan in amounts that Genco’s Compensation Committee may determine. The general terms of the Employment Agreement are described in greater detail under the heading “Executive Employment Agreement” on page 24, which are incorporated herein by reference. The Employment Agreement provides for payments upon termination of his employment under certain conditions, which are described under the heading “Potential Payments upon Termination or Change-in-Control—Executive Employment Agreement” on page 24.
Genco entered into the Employment Agreement with Mr. Wobensmith to retain him, particularly in the event of an actual or rumored change in control. The provisions under the Employment Agreement relating to a change in control serve to align his interests with those of Genco’s shareholders by enabling Mr. Wobensmith to consider corporate transactions that are in the best interests of Genco’s shareholders and its other constituents without undue concern over whether the transactions may jeopardize his employment. The change of control payments under the Employment Agreement are subject to a “double trigger,” meaning that the payments are not awarded upon a change of control unless he terminates his employment for good reason or his employment is terminated without cause (other than for death or disability) within two years of a change of control. Alternatively, if a change in control occurs within nine months after termination of Mr. Wobensmith’s employment for good reason or other than for cause, death, or disability (each as defined in his employment agreement), the total severance compensation and benefits he will be entitled to receive will be the same as provided in the event of such a termination within two years after a change in control. The vesting of Mr. Wobensmith’s restricted stock units and options remains subject to a “modified double trigger” under which his equity vests in full upon the sixth month anniversary of a change of control provided that he has not voluntarily terminated his employment without good reason prior to the sixth month anniversary of the change of control. In addition, if Mr. Wobensmith’s service is terminated by Genco without cause (as defined in the 2015 Equity Incentive Plan) or he terminates his service for good reason (as defined in his Employment Agreement), the next yearly tranche of the award vests, subject to vesting in full if termination occurs when Genco is party to a definitive agreement that will result in a change of control or if termination occurs within 12 months after a combination in which either (a) Genco issues more than thirty-five percent (35%) of its outstanding voting stock if it is the survivor or (b) Genco shareholders would collectively own less than sixty-five (65%) of the outstanding voting stock of the combined company if Genco is not the survivor. Genco believes this structure strikes a balance between providing appropriate performance incentives and its executive retention goals.
Tax and Accounting Implications
Deductibility of Executive Compensation
Section 162(m) of the U.S. Internal Revenue Code of 1986 (the “Code”) disallows a federal income tax deduction for certain compensation in excess of $1 million per year paid to each of the Company’s chief executive officer, chief financial officer and its three other most highly compensated executive officers other than the chief executive officer and chief financial officer. The Company believes that it qualifies for an exemption from U.S. income tax pursuant to Section 883 of the Code, so that any loss of deduction pursuant to Section 162(m) would not be material. To the extent applicable, the Compensation Committee intends to consider Section 162(m) in the future based on the amount of executive income and other factors.
Accounting for Stock-Based Compensation
Genco follows Accounting Standards Codification Topic 718, Stock Compensation, in accounting for non-vested stock issued under the 2015 Equity Incentive Plan.

Risk Assessment
Genco’s Compensation Committee is primarily responsible for overseeing the review and assessment of risks arising from Genco’s compensation policies and practices. Genco uses a number of approaches to mitigate excessive risk-taking, including significant weighting towards long-term incentive compensation and assessment of qualitative performance in addition to quantitative metrics. Based on its review of Genco’s compensation policies and practices, Genco’s Compensation Committee determined that the risks arising from Genco’s compensation policies and practices for Genco’s employees are not reasonably likely to have a material adverse effect on Genco.
Compensation Committee Interlocks and Insider Participation
No interlocking relationship exists between any of Genco’s executive officers or members of Genco’s Board or Compensation Committee and any other company’s executive officers, Board of Directors or Compensation Committee.
Compensation Committee Report
The Compensation Committee of Genco’s Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, Genco’s Compensation Committee recommended to Genco’s Board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee of Genco’s Board:
Basil G. Mavroleon, Chair
Kathleen C. Haines
James G. Dolphin
The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act, or the Exchange Act, except to the extent that Genco specifically incorporates the Compensation Committee Report by reference therein.

Summary Compensation Table
The following table sets forth in summary form information concerning the compensation paid by us for the years ended December 31, 2021, December 2020, and December 31, 2019, to our named executive officers:
Name and Principal Position(a)	Year (b)	Salary ($) (c)	Stock Awards ($)(1) (e)	Option Awards($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	All Other Compensation ($) (i)	Total ($) (j)
John C. Wobensmith Chief Executive Officer and President	2021	$650,000	$600,000(4)	$300,000(7)	$1,000,000	$69,379(10)	$2,618,379
	2020	$650,000	$600,001(5)	$338,763(8)	$540,000	$56,081(11)	$2,184,845
	2019	$650,000	$500,002(6)	$508,108(9)	$685,718	$39,656(12)	$2,383,484
Apostolos D. Zafolias Chief Financial Officer	2021	$375,000	$100,000(13)	$50,000(16)	$402,000	$27,395(10)	$954,395
	2020	$325,000	$99,998(14)	$56,461(17)	$175,000	$24,899(11)	$681,358
	2019	$325,000	$74,998(15)	$76,215(18)	$222,858	$19,656(12)	$718,727
Robert Hughes Chief Operations Officer	2021	$240,000	$83,333(19)	$41,667(21)	$257,000	$24,124(10)	$646,124
	2020	$240,000	$83,336(20)	$47,050(22)	$130,000	$22,800(11)	$523,186
	2019	$225,534	—	—	$159,051	$19,656(12)	$404,241
Joseph Adamo Chief Accounting Officer	2021	$280,000	$20,000(23)	$10,000(26)	$176,000	$23,860(10)	$509,860
	2020	$280,000	$20,001(24)	$11,292(27)	$105,000	$23,098(11)	$439,391
	2019	$280,000	$15,001(25)	$15,243(28)	$132,924	$19,656(12)	$462,824
(1)
The amounts in column (e) reflect the aggregate grant date fair value of restricted stock awards pursuant to Genco’s 2015 Equity Incentive Plan computed in accordance with FASB ASC Topic 718. The actual amount realized by the named executive will likely vary based on a number of factors, including Genco’s performance, stock price fluctuations and applicable vesting.

(2)
The amounts in column (f) reflect the aggregate grant date fair value of option awards pursuant to Genco’s 2015 Equity Incentive Plan computed in accordance with FASB ASC Topic 718. The actual amount realized by the named executive will likely vary based on a number of factors, including Genco’s performance, stock price fluctuations and applicable vesting.

(3)
The amounts in column (g) were determined in accordance with Genco’s Annual Incentive Plan described below. Bonuses for 2021 reflect an additional amount awarded for the discretionary strategic goals metric under the Annual Incentive Plan. See note 1 to the Grants of Plan-Based Awards table below for further details.

(4)
Represents a grant of 60,545 restricted stock units awarded on February 23, 2021 for the year ended December 31, 2020. Does not include a grant of 71,574 restricted stock units having a grant date fair value of $1,399,987 awarded on February 23, 2022 for the year ended December 31, 2021, representing the number of units obtained by dividing $1,400,000 by the closing price of our common stock of $19.56 on the award date, with fractions rounded to the nearest whole unit.

(5)	Represents a grant of 84,968 restricted stock units awarded on February 25, 2020 for the year ended December 31, 2019.
(6)	Represents a grant of 59,595 restricted stock units awarded on March 4, 2019 for the year ended December 31, 2018.
(7)
Represents a grant of options to purchase 69,284 shares with an exercise price of $9.91 per share having a grant date fair value of $300,000 awarded on February 23, 2021 for the year ended December 31, 2020.

(8)
Represents a grant of options to purchase 168,539 shares with an exercise price of $7.06 per share having a grant date fair value of $338,763 awarded on February 25, 2020 for the year ended December 31, 2019.

(9)
Represents a grant of options to purchase 135,135 shares with an initial exercise price of $8.39 per share ($8.065 as adjusted) having a grant date fair value of $508,108 awarded on March 4, 2019 for the year ended December 31, 2018.

(10)
Represents $23,200 in 401(k) Plan matching payments, $20,000 in life insurance premiums paid by Genco, and $26,179 in dividend equivalents paid in connection with settlement of restricted stock units for Mr. Wobensmith; $23,200 in 401(k) Plan matching payments and $4,195 in dividend equivalents paid in connection with settlement of restricted stock units for Mr. Zafolias; $23,200 in 401(k) Plan matching payments and $924 in dividend equivalents paid in connection with settlement of restricted stock units for Mr. Hughes; and $23,200 in 401(k) Plan matching payments and $660 in dividend equivalents paid in connection with settlement of restricted stock units for Mr. Adamo.

(11)
Represents $22,800 in 401(k) Plan matching payments, $20,000 in life insurance premiums paid by Genco, and $13,281 in dividend equivalents paid in connection with settlement of restricted stock units for Mr. Wobensmith; $22,800 in 401(k) Plan matching payments and $2,099 in dividend equivalents paid in connection with settlement of restricted stock units for Mr. Zafolias; $22,800 in 401(k) Plan matching payments for Mr. Hughes; and $22,800 in 401(k) Plan matching payments and $298 in dividend equivalents paid in connection with settlement of restricted stock units for Mr. Adamo.

(12)
Represents matching payments made to the 401(k) Plan and, in the case of Mr. Wobensmith, $20,000 in life insurance premiums paid by Genco in addition to his $19,656 401(k) Plan matching payment in 2019.

(13)
Represents a grant of 10,091 restricted stock units having a grant date fair value of $100,000 awarded on February 23, 2021 for the year ended December 31, 2020. Does not include a grant of 17,893 restricted stock units having a grant date fair value of $349,987 awarded on February 23, 2022 for the year ended December 31, 2021, representing the number of units obtained by dividing $350,000 by the closing price of our common stock of $19.56 on the award date, with fractions rounded to the nearest whole unit.

(14)	Represents a grant of 14,164 restricted stock units having a grant date fair value of $99,998 awarded on February 25, 2020 for the year ended December 31 2019.

(15)	Represents a grant of 8,939 restricted stock units having a grant date fair value of $74,998 awarded on March 4, 2019 for the year ended December 31, 2018.
(16)
Represents a grant of options to purchase 11,547 shares with an exercise price of $9.91 per share having a grant date fair value of $50,000 awarded on February 23, 2021 for the year ended December 31, 2020.

(17)
Represents a grant of options to purchase 28,090 shares with an exercise price of $7.06 per share having a grant date fair value of $56,461 awarded on February 25, 2020 for the year ended December 31, 2019.

(18)
Represents a grant of options to purchase 20,270 shares with an initial exercise price of $8.39 per share ($8.065 as adjusted) having a grant date fair value of $76.215 awarded on March 4, 2019 for the year ended December 31, 2018.

(19)
Represents a grant of 8,409 restricted stock units having a grant date fair value of $83,333 awarded on February 23, 2021 for the year ended December 31, 2020. Does not include a grant of 12,781 restricted stock units having a grant date fair value of $249,996 awarded on February 23, 2022 for the year ended December 31, 2021, representing the number of units obtained by dividing $250,000 by the closing price of our common stock of $19.56 on the award date, with fractions rounded to the nearest whole unit.

(20)	Represents a grant of 11,804 restricted stock units having a grant date fair value of $83,336 awarded on February 25, 2020 for the year ended December 31, 2020.
(21)
Represents a grant of options to purchase 9,623 shares with an exercise price of $9.91 per share having a grant date fair value of $41,667 awarded on February 23, 2021 for the year ended December 31, 2020.

(22)
Represents a grant of options to purchase 23,408 shares with an exercise price of $7.06 per share having a grant date fair value of $47,050 awarded on February 25, 2020 for the year ended December 31, 2019.

(23)
Represents a grant of 2,018 restricted stock units having a grant date fair value of $20,000 awarded on February 23, 2021 for the year ended December 31, 2020. Does not include a grant of 7,668 restricted stock units having a grant date fair value of $149,986 awarded on February 23, 2022 for the year ended December 31, 2021, representing the number of units obtained by dividing $150,000 by the closing price of our common stock of $19.56 on the award date, with fractions rounded to the nearest whole unit.

(24)	Represents a grant of 2,833 restricted stock units having a grant date fair value of $20,001 awarded on February 25, 2020 for the year ended December 31, 2019.
(25)	Represents a grant of 1,788 restricted stock units having a grant date fair value of $15,001 awarded on March 4, 2019 for the year ended December 31, 2018.
(26)
Represents a grant of options to purchase 2,309 shares with an exercise price of $9.91 per share having a grant date fair value of $10,000 awarded on February 23, 2021 for the year ended December 31, 2021.

(27)
Represents a grant of options to purchase 5,618 shares with an exercise price of $7.06 per share having a grant date fair value of $11,292 awarded on February 25, 2020 for the year ended December 31, 2019.

(28)
Represents a grant of options to purchase 4,054 shares with an initial exercise price of $8.39 per share ($8.065 as adjusted) having a grant date fair value of $15,243 awarded on March 4, 2019 for the year ended December 31, 2018.

The following table reflects cash bonus awards under Genco’s Annual Incentive Plan for the year ended December 31, 2021 awards of restricted stock units and options under Genco’s 2015 Equity Incentive Plan during the year ended December 31, 2021:
Grants of Plan-Based Awards
Name (a)	Grant Date (b)	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock(2) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(2) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold($) (c)	Target($) (d)	Maximum($) (e)
John C.	—	$325,000	$650,000	$1,000,000
Wobensmith	2/23/21				60,545	69,284	$9.91	$900,000
Apostolos D.	—	$122,000	$244,000	$402,000
Zafolias	2/23/21				10,091	11,547	$9.91	$150,000
Robert Hughes	—	$78,000	$156,000	$257,000
	2/23/21				8,409	9,623	$9.91	$125,000
Joseph Adamo	—	$63,000	$126,000	$176,000
	2/23/21				2,018	2,309	$9.91	$30,000
(1)
Reflects threshold, target and maximum bonus amounts for 2021 performance under our Annual Incentive Plan as described below. Maximum bonus amounts reflect adjustments to the Annual Incentive Plan’s discretionary strategic goals metric resulting in bonus increases of $181,000 for Mr. Wobensmith, $95,000 for Mr. Zafolias, $60,000 for Mr. Hughes, and $17,000 for Mr. Adamo. See note 3 to the Summary Compensation Table above.

(2)
Awarded for the year ended December 31, 2020. Restrictions on the awards lapse ratably in one-third increments on the first three anniversaries of February 23, 2021. Restrictions on these awards also lapse with respect to a pro rata percentage of the underlying shares upon death or disability and will lapse in full upon the occurrence of a change in control (as defined in the 2015 Equity Incentive Plan), termination by the relevant issuer without cause (as defined in the 2015 Equity Incentive Plan) under certain circumstances or by Mr. Wobensmith for good reason (as defined in his Employment Agreement) under certain circumstances. See “Potential Payment upon Termination or Change-In-Control” for further details.

The following table provides information on option and restricted stock unit awards under Genco’s 2015 Equity Incentive Plan outstanding as of December 31, 2021:
Outstanding Equity Awards at Fiscal Year End
	Option or Warrant Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Units that Have Not Vested (#) (i)	Market or Payout Value of Units That Have not Vested ($) (j)(1)
John C. Wobensmith	—	69,284(2)	$9.91	2/23/27	60,545(7)	$968,720
	56,179(3)	112,360(3)	$7.06	2/25/26	56,658(8)	$906,528
	90,090(4)	45,045(4)	$8.065	3/4/25	19,865(9)	$317,840
	65,789(5)	—	$13.365	2/27/24
	133,000(6)	—	$10.085	3/23/23
Total	345,058	226,689			137,068	$2,193,088

Apostolos D. Zafolias	—	11,547(2)	$9.91	2/23/27	10,091(7)	$161,456
	9,363(3)	18,727(3)	$7.06	2/25/26	9,443(8)	$151,088
	13,513(4)	6,757(4)	$8.065	3/4/25	2,980(9)	$47,680
	11,962(5)	—	$13.365	2/27/24
Total	34,838	37,031			22,514	$360,224

Robert Hughes	—	9,623(2)	$9.91	2/23/27	8,409(7)	$134,544
	—	15,606(3)	$7.06	2/25/26	7,870(8)	$125,920
Total	—	25,229			16,279	$260,464

Joseph Adamo	—	2,309(2)	$9.91	2/23/27	2,018(7)	$32,288
	1,872(3)	3,746(3)	$7.06	2/25/26	1,889(8)	$30,224
	2,702(4)	1,352(4)	$8.065	3/4/25	596(9)	$9,536
Total	4,574	5,098			4,503	$72,048
(1)	The value of the unvested stock awards equals the number of unvested shares or RSUs multiplied by $16.00, the closing market price of Genco’s common stock on the NYSE on December 31, 2021.
(2)
Represents awards of options exercisable for shares of Genco’s common stock pursuant to Genco’s 2015 Equity Incentive Plan made on February 23, 2021 that were entirely unvested as of December 31, 2021. The options are exercisable on a cashless basis and contain customary anti-dilution protection in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend or other distributions (including, but not limited to, cash dividends), or business combination transactions. The options generally vest annually in three equal installments on each of the first three anniversaries of February 23, 2021.

(3)
Represents awards of options exercisable for shares of Genco’s common stock pursuant to Genco’s 2015 Equity Incentive Plan made on February 25, 2020. The options are exercisable on a cashless basis and contain customary anti-dilution protection in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend or other distributions (including, but not limited to, cash dividends), or business combination transactions. The options generally vest annually in three equal installments on each of the first three anniversaries of February 25, 2020.

(4)
Represents awards of options exercisable for shares of Genco’s common stock pursuant to Genco’s 2015 Equity Incentive Plan made on March 4, 2019. The options are exercisable on a cashless basis and contain customary anti-dilution protection in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend or other distributions (including, but not limited to, cash dividends), or business combination transactions. The options generally vest annually in three equal installments on each of the first three anniversaries of March 4, 2019.

(5)
Represents awards of options exercisable for shares of Genco’s common stock pursuant to Genco’s 2015 Equity Incentive Plan made on February 27, 2018. The options are exercisable on a cashless basis and contain customary anti-dilution protection in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend or other distributions (including, but not limited to, cash dividends), or business combination transactions. The options generally vest annually in three equal installments on each of the first three anniversaries of February 27, 2018.

(6)
Represents an award of options exercisable for a total of 133,000 shares of Genco’s common stock pursuant to Genco’s 2015 Equity Incentive Plan awarded in connection with the executive’s entry into an amendment to his employment agreement on March 23, 2017 that were entirely vested as of October 15, 2019. The options are exercisable on a cashless basis and contain customary anti-dilution protection in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend or other distributions (including, but not limited to, cash dividends), or business combination transactions.

(7)
Represents awards of RSUs pursuant to Genco’s 2015 Equity Incentive Plan that were entirely unvested as of December 31, 2021. The RSUs generally vest annually in three equal installments on each of the first three anniversaries of February 23, 2021.

(8)
Represents awards of RSUs pursuant to Genco’s 2015 Equity Incentive Plan that were entirely unvested as of December 31, 2020. The RSUs generally vest annually in three equal installments on each of the first three anniversaries of February 25, 2020.

(9)
Represents the unvested portions of awards of RSUs pursuant to Genco’s 2015 Equity Incentive Plan granted on March 4, 2019. The RSUs generally vest annually in three equal installments on each of the first three anniversaries of March 4, 2019.

The following table provides information regarding the number of options exercised and the number of stock awards that vested during the year ended December 31, 2021, all of which stock awards were RSUs:
	Option Exercises and Stock Vested
Name (a)	Option Awards		Stock awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#)(1) (d)	Value Realized on Vesting ($)(2) (e)
John C. Wobensmith	—	—	54,889	$589,045
Apostolos D. Zafolias	—	—	8,919	$95,589
Robert Hughes	7,802	$72,793	3,934	$41,582
Joseph Adamo	4,574	$62,647	1,540	$16,246
(1)
Mr. Wobensmith had RSUs vest on February 25, 2021, February 27, 2021, and March 4, 2021 in the respective amounts of 28,328, 6,696, and 19,865; Mr. Zafolias had RSUs vest on February 25, 2021, February 27, 2021, and March 4, 2021 in the respective amounts of 4,721, 1,218, and 2,980; Mr. Hughes had 3,934 RSUs vest on February 25, 2020; and Mr. Adamo had RSUs vest on March 1, 2021 and March 3, 2021 in the respective amounts of 944 and 596.

(2)
The value of the unvested stock awards of Genco that vested during the year ended December 31, 2021 equals the number of shares vested multiplied by the closing market price of Genco’s common stock on the NYSE on the vesting date of each grant.

Potential Payments upon Termination or Change-in-Control
Executive Employment Agreement
Genco entered into an Employment Agreement on September 21, 2007 (as amended to date, the “Employment Agreement”) with John C. Wobensmith, Genco’s Chief Executive Officer and President, with an initial two year term and an automatic renewal for additional one year terms, unless either party terminates the Employment Agreement on at least 90 days’ notice. Mr. Wobensmith’s salary under the Employment Agreement may be increased but not decreased.and was set at $650,000 per annum under the March 23, 2017 amendment. The Employment Agreement also provides for discretionary bonuses as determined by Genco’s Compensation Committee in its sole discretion; such bonuses are now governed by the Annual Incentive Plan, as discussed above. Mr. Wobensmith will also be eligible to receive restricted stock and other equity grants from time to time pursuant to Genco’s 2015 Equity Incentive Plan or any successor employee stock incentive, warrant or option plan. Genco pays for life insurance and long-term disability insurance for Mr. Wobensmith pursuant to the Employment Agreement at a cost of no more than $20,000 per annum.
Under the Employment Agreement, Mr. Wobensmith has agreed to protect Genco’s confidential information for three years after termination, and not to solicit Genco’s employees for other employment for two years after termination. He has also agreed not to engage in certain defined competitive activities described in the Employment Agreement for two years after the termination of his employment with Genco. Certain provisions regarding competitive activities will only apply for six months following a change of control or in the event of termination of Mr. Wobensmith by Genco without cause or by Mr. Wobensmith for good reason. For purposes of the Employment Agreement, change of control is defined generally as the acquisition of beneficial ownership of more than 50% of the aggregate voting power of Genco by any person or group other than certain transactions by certain specified parties; the sale of all or substantially all of Genco’s assets within a 12-month period, other than sales to certain specified parties; any merger or similar transaction in which holders of Genco’s voting stock immediately prior to such transaction do not hold at least 50% of the voting stock of the surviving entity; or the acquisition of beneficial ownership of more than 40% of the aggregate voting power of Genco by any person or group that is required to file a Schedule 13D, other than transactions by certain specified persons.
If Mr. Wobensmith is terminated without cause or resigns for good reason, Genco will pay him a pro rata bonus for the year of termination equal to the amount by which his average short-term annual cash bonus over the three prior years exceeds the value of his cash bonus for the year of termination (prorated for length of employment in the year of termination), plus a lump sum equal to double the average of his prior three years’ annual incentive awards, plus double his annualized base salary, and provide medical, dental, long-term disability, and life insurance benefit plan coverage for him and his eligible dependents for a period of two years. If a termination without cause or resignation for good reason occurs within two years of a change in control, (i) the amounts that are doubled above become tripled, (ii) the coverage period of two years becomes three years, and (iii) the average of his prior three years’ annual incentive awards will instead be the average of his annual incentive awards for the three years immediately preceding the change in control. Mr. Wobensmith’s annual incentive award for a given year is his cash bonus earned for that year. Additionally, if a change in control occurs within nine months after termination of Mr. Wobensmith’s employment for good reason or other than for cause, death, or disability, the total severance compensation and benefits he will be entitled to receive will be the same as provided in the event of such a termination within two years after a change in control.
In the event of termination of Mr. Wobensmith’s employment due to his death or disability, Genco will pay him, or his estate, a pro rata bonus for the year of termination as described above and one year’s salary and, in the case of disability, to provide medical, dental, long-term disability, and life insurance benefit plan coverage for him and his eligible dependents for a period of one year.
Mr. Wobensmith’s severance payments under the Employment Agreement and his equity grant agreements are subject to an “equitable best net” provision with respect to a change in control. In the event of a change of control, Mr. Wobensmith will receive the greater of (1) the amount he would receive if he were paid the full severance amount called for under his Employment Agreement reduced by the amount of any excise tax under Section 4999 of the Code thereon (which Mr. Wobensmith would pay) and (2) the amount he would receive if his cash severance payments were reduced to the maximum amount that would not result in an excise tax.
The table below sets forth the payments and other benefits that would be provided to Mr. Wobensmith upon termination of his employment by Genco without cause or by him for good reason under the following sets of circumstances as described more fully above: change of control, no change of control, and death or disability. In each set of circumstances, Genco has assumed a termination as of the end of the day on December 31, 2017 for purposes of the calculations for the table below:
	Termination by Executive for Good Reason or by Company without Cause		Death or Disability
	Change of Control	No Change of Control
Cash Severance Payment	$4,573,720	$3,267,790	$650,000
Estimated Present Value of Continued Benefits Following Termination(1)	$227,982	$137,159	$69,463
(1)
Mr. Wobensmith and his dependents are entitled to medical, dental and certain other insurance coverage substantially identical to the coverage in place prior to termination. This benefit period is two years if Genco terminates Mr. Wobensmith’s employment without cause or if he terminates his employment at Genco with good reason, three years if such a termination occurs within two years following a change in control, or twelve months in the event of his death or disability. The amounts presented for termination for good reason or without cause assume a discount rate of 8% per annum and annual cost increases of 6% for health insurance. The amounts presented for death or disability assume circumstances which would provide the maximum benefit (i.e., disability of the executive).

Accelerated Vesting of RSUs
Under the terms of Mr. Wobensmith’s RSU grant agreements with unvested RSUs remaining, the RSUs vest in full six months after the occurrence of a change of control (as defined under the 2015 Equity Incentive Plan), subject to the individual’s continued employment on such date, unless the RSU award is not assumed, continued or substituted for by the acquirer, in which case the RSUs will vest in full immediately upon a change in control. In addition, if Mr. Wobensmith’s service is terminated by Genco without cause (as defined in the 2015 Equity Incentive Plan) or he terminates his service for good reason (as defined in his Employment Agreement), the next yearly tranche of the award vests, subject to vesting in full if termination occurs when Genco is party to a definitive agreement that will result in a change of control or if termination occurs within 12 months after a combination in which either (a) Genco issues more than thirty-five percent (35%) of its outstanding voting stock if it is the survivor or (b) Genco shareholders would collectively own less than sixty-five (65%) of the outstanding voting stock of the combined company if Genco is not the survivor. Also, if Mr. Wobensmith’s individual’s service is terminated by Genco by reason of his death or disability (as defined in the RSU grant agreement), the RSUs become vested as to a pro rata percentage of the RSUs, calculated monthly, that would otherwise become vested at the next vesting date. For purposes of the RSUs, “service” means a continuous time period during which the individual is at least one of the following: an employee or a director of, or a consultant to, Genco.
Under the terms of the RSU grant agreements of Messrs. Zafolias, Hughes, and Adamo with unvested RSUs remaining, the RSUs vest in full if the individual’s service is terminated by Genco without cause within twelve months after the occurrence of a change of control, unless the RSU award is not assumed, continued or substituted for by the acquirer, in which case the RSUs will vest in full immediately upon a change in control. The RSUs also vest in full if the executive’s service is terminated by Genco without cause (as defined in the 2015 Equity Incentive Plan) within twelve months after the occurrence of a change of control (as defined in the 2015 Equity Incentive Plan), unless the award is not assumed, continued or substituted for by the acquirer, in which case the awards will vest in full immediately upon a change in control. In addition, if his service is otherwise terminated by Genco without cause, the next yearly tranche of the award vests, subject to vesting in full if termination occurs when Genco is party to a definitive agreement that will result in a change of control or if termination occurs within 12 months after a combination in which either (a) Genco issues more than thirty-five percent (35%) of its outstanding voting stock if it is the survivor or (b) Genco shareholders would collectively own less than sixty-five (65%) of the outstanding voting stock of the combined company if Genco is not the survivor. Also, if the executive’s service is terminated by Genco by reason of his death or disability, the RSUs become vested as to a pro rata percentage of the RSUs, calculated monthly, that would otherwise become exercisable at the next vesting date.
The table below sets forth the vesting of restricted stock that the named executives would receive under the following sets of circumstances: change of control, termination without cause (assuming vesting of the next tranche of the award only), and death or disability. In each set of circumstances, Genco has assumed a triggering event as of the end of the day on December 31, 2021 and used the closing market price of Genco’s common stock on December 31, 2021 of $16.00 per share for purposes of the calculations for the table below:
	Value of RSUs Subject to Accelerated Vesting ($)
Name	Change of Control	Termination without Cause	Death or Disability
John C. Wobensmith	$2,193,093	$1,094,011	$794,021
Apostolos D. Zafolias	$360,213	$177,035	$128,803
Robert Hughes	$260,453	$107,803	$80,852
Joseph Adamo	$72,043	$35,408	$25,761
Accelerated Exercisability of Options
Under the terms of Mr. Wobensmith’s option agreements with unvested options remaining, the options vest in full and are exercisable for the full exercise period six months after the occurrence of a change of control, subject to the individual’s continued employment on such date, unless the option award is not assumed, continued or substituted for by the acquirer, in which case the options will vest in full immediately upon a change in control. In either event, the options will become exercisable for the full exercise period. In addition, if Mr. Wobensmith’s service is terminated by Genco without cause (as defined in the 2015 Equity Incentive Plan) or he terminates his service for good reason (as defined in his Employment Agreement), the next yearly tranche of the award vests, subject to vesting in full and exercisability for the full period if termination occurs when Genco is party to a definitive agreement that will result in a change of control or if termination occurs within 12 months after a combination in which either (a) Genco issues more than thirty-five percent (35%) of its outstanding voting stock if it is the survivor or (b) Genco shareholders would collectively own less than sixty-five (65%) of the outstanding voting stock of the combined company if Genco is not the survivor. Also, if the Mr. Wobensmith’s service is terminated by Genco by reason of his death or disability, the options become exercisable as to a pro rata percentage of the options, calculated monthly, that would otherwise become exercisable at the next vesting date for a period of one year after termination. For purposes of the options, “service” means a continuous time period during which the individual is at least one of the following: an employee or a director of, or a consultant to, Genco.
Under the terms of the option agreements of Messrs. Zafolias, Hughes, and Adamo with unvested options remaining, the options vest in full if the individual’s service is terminated by Genco without cause within twelve months after the occurrence of a change of control, unless the option award is not assumed, continued or substituted for by the acquirer, in which case the options will vest in full immediately upon a change in control. In either event, the options will become exercisable for twelve months. The options also vest in full if the executive’s service is terminated by Genco without cause (as defined in the 2015 Equity Incentive Plan) within twelve months after the occurrence of a change of control (as defined in the 2015 Equity Incentive Plan), unless the award is not assumed, continued or substituted for by the acquirer, in which case the awards will vest in full immediately upon a change in control. In addition, if the executive’s service is otherwise terminated by Genco without cause, the next yearly tranche of the award vests, subject to vesting in full and exercisability for the full period if termination occurs when Genco is party to a definitive agreement that will result in a change of control or if termination occurs within 12 months after a combination in which either (a) Genco issues more than thirty-five percent (35%) of its outstanding voting stock if it is the survivor or (b) Genco shareholders would collectively own less than sixty-five (65%) of the outstanding voting stock of the combined company if Genco is not the survivor. Also, if the executive’s service is terminated by Genco by reason of his death or disability, the options become exercisable as to a pro rata percentage of the RSUs, calculated monthly, that would otherwise become exercisable at the next vesting date for a period of one year after termination.
The table below sets forth the intrinsic value of options that would become exercisable by the named executives under the following sets of circumstances: change of control, termination without cause, and death or disability. In each set of circumstances, Genco has assumed a triggering event as of the end of the day on December 31, 2021 and used the closing market price of Genco’s common stock on December 31, 2021 of $16.00 per share for purposes of the calculations for the table below. Intrinsic value is based upon Genco’s stock price minus the exercise price for the options:
	Value of Options Subject to Accelerated Vesting ($)
Name	Change of Control	Termination without Cause	Death or Disability
John C. Wobensmith	$1,738,137	$985,082	$709,026
Apostolos D. Zafolias	$282,731	$158,222	$114,119
Robert Hughes	$189,810	$86,522	$64,891
Joseph Adamo	$56,744	$31,644	$22,839
Chief Executive Officer Pay Ratio
For 2021, the total compensation of our Chief Executive Officer of $2,618,379, as presented in the Summary Compensation Table, was approximately 13.59 times the total compensation of the Company’s median employee of $190,700, calculated in the same manner as further described below. The median employee was identified by reviewing the total cash compensation consisting of salary, bonus, and 401(k) match for all employees, excluding the Company’s Chief Executive Officer, who were employed by the Company on December 31, 2021. We believe such use of total cash compensation is a consistently applied compensation measure because we do not widely distribute equity awards to employees. All of the Company’s employees were included. Adjustments were made to annualize the compensation of employees who were not employed by the Company for the entire year. After determining the median employee based on total cash compensation, the 2021 annual total compensation was calculated for the median employee using the same methodology used for the Company’s Chief Executive Officer as presented in the Summary Compensation Table. Given the different methodologies that various public companies use to determine their chief executive officer pay ratios, the chief executive officer pay ratio reported above should not be used as a basis for comparison between companies.

Director Compensation
The following table summarizes compensation earned by directors other than Mr. Wobensmith for the year ended December 31, 2021:
Name of Director (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	All Other Compensation($)(3) (g)	Total ($) (h)
James G. Dolphin	$166,359	$174,996	$22,657	$364,012
Kathleen C. Haines	$92,500	$84,987	$14,428	$191,915
Kevin Mahony	—	—	—	—
Basil G. Mavroleon	$94,369	$84,987	$20,747	$200,103
Karin Y. Orsel	$55,308	$84,987	$1,669	$141,964
Arthur L. Regan	$141,168	$84,987	$1,669	$227,824
Jason Scheir	—	—	—	—
Bao D. Truong	—	—	—	—
(1)	The amount indicated represents the total fees for service on the Genco Board of Directors or its committees as described below.
(2)
The amounts in column (c) reflect the aggregate grant date fair value of restricted stock unit awards computed in accordance with FASB ASC Topic 718. The actual amount realized by the director will likely vary based on a number of factors, including Genco’s performance, stock price fluctuations and applicable vesting. As of December 31, 2021, the number of outstanding restricted stock units awarded to the above directors, including restricted stock units in lieu of cash dividends as described in the following footnote, was 72,527.38 for Mr. Dolphin, 46,077.11 for Ms. Haines, 66,101.84 for Mr. Mavroleon, 5,638.56 for Ms. Orsel, and 66,074.56 for Mr. Regan. The amount in column (c) for Mr. Regan does not include a grant of RSUs for his service in 2020 with respect to 18,428 shares of Genco’s common stock, representing a grant having a dollar value of $300,000 based on the closing price at which Genco’s common stock was quoted on the NYSE on May 4, 2021, with fractional shares rounded down.

(3)
The amounts in column (c) reflect the aggregate grant date fair value of restricted stock units granted in lieu of cash dividends on common stock underlying previously outstanding restricted stock units computed in accordance with FASB ASC Topic 718. The actual amount realized by the director will likely vary based on a number of factors, including Genco’s performance, stock price fluctuations and applicable vesting.

For fiscal year 2021, each director of Genco other than Messrs. Dolphin and Regan (who are discussed below) and Messrs. Mahony, Scheir and Truong (who did not receive fees) received an annual fee of $65,000, a fee of $20,000 for an Audit Committee Chair assignment, $10,000 for an Audit Committee member assignment, $7,500 for a Compensation Committee member assignment, $12,000 for a Nominating and Corporate Governance Committee Chair assignment, and $6,000 for a Nominating and Corporate Governance Committee member assignment. Mr. Regan received a cash fee during 2021 at a rate of $175,000 per annum for his service as Chairman of the Board through May 13, 2021, the date of Genco’s 2021 Annual Meeting of Shareholders, after which he received compensation at the foregoing rates for directors. Mr. Dolphin received cash fees during 2021 at the foregoing rates for directors prior to May 13, 2021, after which he received a cash fee at a rate of $100,000 per annum for his service as Chairman of the Board commencing after the 2021 Annual Meeting of Shareholders. In addition, directors received fees for other committee service of $70,000 for Chair and $35,000 for committee members.
For fiscal year 2021, on May 13, 2021, Mr. Dolphin was granted RSUs with respect to 11,393 shares of Genco’s common stock, representing a grant having a dollar value of $175,000 based on the closing price at which Genco’s stock was quoted on the NYSE on May 13, 2021, with fractional shares rounded down. On such date, Mses. Haines and Orsel and Messrs. Mavroleon and Regan were each granted RSUs with respect to 5,533 shares of Genco’s common stock, representing a grant having a dollar value of $85,000 based on such closing price, with fractional shares rounded down. No shares of the Genco’s common stock are currently outstanding in respect of any of the RSUs. Such shares will only be issued in respect of vested RSUs when the director’s service with the Company as a director terminates.
Genco reimburses its directors for all reasonable expenses incurred by them in connection with serving on their respective Board of Directors.
Anti-Hedging and Anti-Pledging Policy
Our Board of Directors has adopted a policy containing certain prohibitions on the hedging and pledging of our securities by our directors and executive officers. Our directors and executive officers are prohibited from engaging in hedging transactions involving any compensatory equity securities, which are any of the Company’s equity securities received as an award or upon the exercise or conversion of any award under any equity compensation plan of the Company. “Hedging” refers to short sales (that is, selling securities that the individual does not own in the expectation the price will decline) and any transactions (including without limitation purchasing prepaid variable forward contracts, equity swaps, collars, and exchange funds) that hedge or offset or are designed to hedge or offset any decrease in the market value of the securities. Our directors and executive officers are also prohibited from pledging any equity securities of the Company as collateral for a loan or other obligation except for any such pledge in existence and disclosed to the Board of Directors of the Company as of March 19, 2021, but only to the extent of the equity securities actually so pledged as of such date.
Equity Compensation Plan Information
The following table provides information as of December 31, 2021 regarding the 2015 Equity Incentive Plan:
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	916,287	$9.02	2,762,313
Total	916,287	$9.02	2,762,313

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION
The guiding principles of Genco’s compensation policies and decisions include aligning each executive’s compensation with Genco’s business strategy and the interests of its shareholders and providing incentives needed to attract, motivate and retain key executives who are important to its long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of Genco’s executives directly relates to Genco’s financial results and to other performance factors that measure its progress against the goals of Genco’s strategic and operating plans, as well as performance against Genco’s peers. Shareholders should read the Executive Compensation section of this proxy statement, which shows how Genco’s compensation design and practices reflect its compensation philosophy. Genco’s Compensation Committee and its Board of Directors believe that Genco’s compensation design and practices are effective in implementing its guiding principles.
Genco is required to submit a proposal to shareholders for a non-binding advisory vote to approve the compensation of its named executives pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives Genco’s shareholders the opportunity to express their views on the compensation of its named executives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of Genco’s named executives and the principles, policies and practices described in this joint proxy statement/prospectus. Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting:
RESOLVED, that the shareholders of Genco Shipping & Trading Limited approve, on an advisory basis, the compensation of its named executives as disclosed in the Proxy Statement for the Genco Annual Meeting, including the Summary Compensation Table set forth in such Proxy Statement and other related tables and disclosures.”
As this is an advisory vote, the result will not be binding on Genco, its Board or its Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating Genco’s compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of Genco’s named executives, as disclosed in this proxy statement.
THE GENCO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION (ITEM 2 ON THE ENCLOSED PROXY CARD).

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Our Audit Committee has selected the firm of Deloitte & Touche LLP as Genco’s independent auditors to audit the financial statements of Genco for the fiscal year ending December 31, 2022 and recommends that shareholders vote for ratification of this appointment. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.
The appointment of our independent auditor is not required by law, regulation or Genco’s governing documents to be submitted for ratification by our shareholders. However, our Audit Committee is submitting its selection of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2022 for ratification by our shareholders as a matter of good corporate practice. If the shareholders fail to ratify the selection, our Audit Committee will reconsider its selection of auditors. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Genco and its shareholders.
Fees to Independent Auditors for Fiscal 2021 and 2020
The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for fiscal 2021 and fiscal 2020 and fees billed for audit-related services, tax services and all other services rendered by Deloitte & Touche LLP for fiscal 2021 and fiscal 2020.
Type of Fees	2021 ($ in thousands)	2020 ($ in thousands)
Audit Fees	$718	$654
Audit-Related Fees	$0	$0
Tax Fees	$19	$36
All Other Fees	$0	$0
Total	$737	$690
In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to the auditor for the audit of the Company’s annual financial statements included in its Form 10-K and review of financial statements included in its Form 10-Qs and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and include services associated with primary and secondary offerings of our common stock in the past two fiscal years and other matters related to our periodic public filings; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.
Pre-Approval Policy for Services Performed by Independent Auditor
The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor.
The Audit Committee has adopted an auditor pre-approval policy which sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Committee must give prior approval for any amount or type of service within four categories: audit, audit-related, tax services or, to the extent permitted by law, other services that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best positioned to provide the most cost effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee has delegated to its Chairman authority to approve a request for pre-approval provided that the same is submitted to the Audit Committee for ratification at its next scheduled meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION (ITEM 3 OF THE ENCLOSED PROXY CARD) OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS GENCO’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

REPORT OF THE AUDIT COMMITTEE
The role of the Audit Committee is to assist the Board of Directors in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Genco and the independence and performance of Genco’s auditors. The Board of Directors, in its business judgment, has determined that all members of the Committee are “independent,” as provided under the applicable listing standards of the NYSE. The Committee operates pursuant to a Charter. As set forth in the Charter, the Committee’s job is one of oversight. Management is responsible for the preparation, presentation and integrity of Genco’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements, expressing an opinion based on their audit as to the statements’ conformity with generally accepted accounting principles, monitoring the effectiveness of Genco’s internal controls, reviewing the its quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with the Committee any issues they believe should be raised with the Committee.
The Committee met with Genco’s independent auditors to review and discuss the overall scope and plans for the audit of Genco’s consolidated financial statements for the year ended December 31, 2021. The Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements and the overall quality of Genco’s financial reporting. Management represented to the Committee that Genco’s financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the financial statements with management.
The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board (United States) Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, as currently in effect. The Committee has discussed with the auditors the auditors’ independence.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the field of auditing or accounting, including in respect of auditor independence. Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Genco’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Genco’s auditors are in fact “independent.”
Based upon the Committee’s receipt and review of the various materials and assurances described above and its discussions with management and independent auditors, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in Genco’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on February XX, 2022.
Submitted by the Audit Committee of the Board of Directors:
Kathleen C. Haines, Chair
James G. Dolphin
Basil G. Mavroleon
The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Genco filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Genco specifically incorporates the Report of the Audit Committee by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of Genco’s voting common stock as of March 21, 2022 of:
•	each person, group or entity known to Genco to beneficially own more than 5% of Genco’s stock;
•	each of Genco’s directors and nominees for director;
•
Genco’s Chief Executive Officer and President, John C. Wobensmith; its Chief Financial Officer, Apostolos D. Zafolias; its Chief Accounting Officer, Joseph Adamo; and its Chief Operations Officer, Robert Hughes; and

•	all of Genco’s directors and executive officers as a group.
As of March 21, 2022, a total of 42,100,934 shares of common stock were outstanding and entitled to vote at the Special Meeting. Each share of Genco common stock is entitled to one vote on matters on which Genco common shareholders are eligible to vote. The amounts and percentages of Genco common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest.
Any information reported below from sources pre-dating the 1-for-10 reverse stock split effected by the Company on July 7, 2016 has been adjusted to reflect such reverse stock split.
Beneficial Ownership of Directors and Executive Officers
Ownership of Common Stock
	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percentage
John C. Wobensmith	827,351 (2)(6)	1.95%
Apostolos Zafolias	59,931(3)(6)	*
Joseph Adamo	6,792(4)	*
Robert Hughes	4,242(5)	*
James G. Dolphin	—(6) (7)	—
Kathleen C. Haines	—(7) (8)	—
Basil G. Mavroleon	739(7)(9)	*
Karin Y. Orsel	—(7)(10)	*
Arthur L. Regan	161,513(7)(11)	—
Bao D. Truong	—	—
FMR LLC	6,288,132(12)	14.94%
Investment funds affiliated with Centerbridge Partners, L.P.	4,564,583(13)	10.84%
BlackRock, Inc.	2,401,373(14)	5.56%
All current directors and executive officers as a group (10 persons)	1,172,343	2.50%
(1)	Unless otherwise indicated, the business address of each beneficial owner identified is c/o Genco Shipping & Trading Limited, 299 Park Avenue, 12th Floor, New York, NY 10171.
(2)
Includes 133,000 shares of our common stock underlying vested options that were granted on March 23, 2017; 135,135 shares of common stock underlying options that were granted on March 4, 2019; 112,359 shares of common stock underlying options that were granted on February 25, 2020; and 23,094 shares of common stock underlying options that were granted on February 23, 2021. Does not include 56,180 shares of our common stock underlying unvested options that were granted on February 25, 2020, which generally vest on February 25, 2023; 28,329 shares of our common stock that may be issuable in settlement of restricted stock units awarded on February 25, 2020, which generally vest on February 25, 2023; 46,190 shares of our common stock underlying unvested options that were granted on February 23, 2021, 23,095 of which generally vest on each of February 23, 2023 and 2024; 40,364 shares of our common stock that may be issued in settlement of restricted stock units awarded on February 23, 2021, 20,182 of which generally vest on each of February 23, 2023 and 2024; and 71,574 shares of our common stock that may be issued in settlement of restricted stock units awarded on February 23, 2022, 15,338 of which generally vest on each of February 23, 2023, 2024, and 2025, 12,784 of which generally vest on February 23, 2026, and 12,776 of which generally vest on February 23, 2027. Mr. Wobensmith has pledged 365,246 shares of our common stock as security for personal loans. This pledge predates the adoption of the Company’s policy restricting hedging and pledging of Company securities as described above in “Executive Compensation Anti-Hedging and Anti-Pledging Policy” and was previously disclosed to our Board in accordance with the policy’s terms. Accordingly, the pledge is consistent with the terms of such policy and limited to the number of shares pledged.
(3)
Includes 20,270 shares of common stock underlying options that were granted on March 4, 2019; 18,726 shares of common stock underlying options that were granted on February 25, 2020; and 3,849 shares of common stock underlying options that were granted on February 23, 2021. Does not include 9,364 shares of our common stock underlying unvested options that were granted on February 25, 2020, which generally vest on February 25, 2023; 9,364 shares of our common stock that may be issuable in settlement of restricted stock units awarded on February 25, 2020, which generally vest on February 25, 2023; 97,698 shares of our common stock underlying unvested options that were granted on February 23, 2021, 3,849 of which generally vest on each of February 23, 2023 and 2024; 6.728 shares of our common stock that may be issued in settlement of restricted stock units awarded on February 23, 2021, 3,364 of which generally vest on each of February 23, 2023 and 2024; and 17,893 shares of our common stock that may be issued in settlement of restricted stock units awarded on February 23, 2022, 3,578 of which generally vest on each of February 23, 2023 and 2024, and 3,579 of which generally vest on each of February 23, 2025, 2026, and 2027.

(4)
Does not include 1,873 shares of our common stock underlying unvested options that were granted on February 25, 2020, which generally vest on February 25, 2023; 945 shares of our common stock that may be issuable in settlement of restricted stock units awarded on February 25, 2020, which generally vest on February 25, 2023; 1,540 shares of our common stock underlying unvested options that were granted on February 23, 2021, 770 of which generally vest on each of February 23, 2023 and 2024; 1,346 shares of our common stock that may be issued in settlement of restricted stock units awarded on February 23, 2021, 673 of which generally vest on each of February 23, 2023 and 2024; and 7,668 shares of our common stock that may be issued in settlement of restricted stock units awarded on February 23, 2022, 2,556 of which generally vest on each of February 23, 2023, 2024, and 2025.

(5)
Does not include 7,803 shares of our common stock underlying unvested options that were granted on February 25, 2020, which generally vest on February 25, 2023; 3,935 shares of our common stock that may be issuable in settlement of restricted stock units awarded on February 25, 2020, which generally vest on February 25, 2023; 6,416 shares of our common stock underlying unvested options that were granted on February 23, 2021, 3,208 of which generally vest on each of February 23, 2023 and February 23, 2024; 5,606 shares of our common stock that may be issued in settlement of restricted stock units awarded on February 23, 2021, 2,803 of which generally vest on each of February 23, 2023 and February 23, 2024; and 12,781 shares of our common stock that may be issued in settlement of restricted stock units awarded on February 23, 2022, 2,556 of which generally vest on each of February 23, 2023, 2024, 2025, and 2026 and 2,557 of which generally vest on each of February 23, 2027.

(6)
Does not include 62,944 shares of our common stock that may be issuable in settlement of vested restricted stock units, including additional restricted stock units granted in lieu of cash dividends, or 11,996 shares of our common stock that may be issuable in settlement of restricted stock units granted on May 13, 2021 and additional restricted stock units subsequently granted in lieu of cash dividends that generally vest on the earlier of (i) the date of our 2022 Annual Meeting of Shareholders and (ii) the date that is fourteen months after the date of the grant.

(7)
Each restricted stock unit represents the right to receive one share of our common stock, or in the sole discretion of our Compensation Committee, the value of a share of common stock on the date that the restricted stock unit vests.

(8)
Does not include 41,784 shares of our common stock that may be issuable in settlement of vested restricted stock units, including additional restricted stock units granted in lieu of cash dividends, or 5,826 shares of our common stock that may be issuable in settlement of restricted stock units granted on May 13, 2021 and additional restricted stock units subsequently granted in lieu of cash dividends that generally vest on the earlier of (i) the date of our 2022 Annual Meeting of Shareholders and (ii) the date that is fourteen months after the date of the grant.

(9)
Does not include 62,475 shares of our common stock that may be issuable in settlement of vested restricted stock units, including additional restricted stock units granted in lieu of cash dividends, or 5,826 shares of our common stock that may be issuable in settlement of restricted stock units granted on May 13, 2021 and additional restricted stock units subsequently granted in lieu of cash dividends that generally vest on the earlier of (i) the date of our 2022 Annual Meeting of Shareholders and (ii) the date that is fourteen months after the date of the grant.

(10)
Does not include 5,826 shares of our common stock that may be issuable in settlement of restricted stock units granted on May 13, 2021 and additional restricted stock units subsequently granted in lieu of cash dividends that generally vest on the earlier of (i) the date of our 2022 Annual Meeting of Shareholders and (ii) the date that is fourteen months after the date of the grant.

(11)
Includes 26,914 shares of common stock underlying options that were granted on February 27, 2018; 43,919 shares of common stock underlying options that were granted on March 4, 2019; and 38,786 shares of common stock underlying options that were granted on February 25, 2020. Does not include 16,666 shares of our common stock that may be issuable in settlement of restricted stock units that vested on May 17, 2017; 18,727 shares of our common stock underlying unvested options that were granted on February 25, 2020, which generally vest on February 25, 2023; and 9,443 shares of our common stock that may be issuable in settlement of restricted stock units awarded on February 25, 2020, which generally vest on each of February 25, 2022 and February 25, 2023; 12,286 shares of our common stock that may be issued in settlement of restricted stock units awarded on May 4, 2021, 6,143 of which generally vest on each of May 4, 2023 and May 4, 2024; and 5,826 shares of our common stock that may be issuable in settlement of restricted stock units granted on May 13, 2021 and additional restricted stock units subsequently granted in lieu of cash dividends that generally vest on the earlier of (i) the date of our 2022 Annual Meeting of Shareholders and (ii) the date that is fourteen months after the date of the grant.

(12)
The address of the reporting person is 245 Summer Street, Boston, MA 02210. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor

Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The reported information is based upon the Schedule 13G amendment filed by FMR LLC with the SEC on February 9, 2022.
(13)
Consists of 4,531,411 shares owned by Centerbridge Capital Partners II (Cayman), L.P. and 33,172 shares owned by Centerbridge Capital Partners SBS II (Cayman), L.P. Centerbridge Associates II (Cayman), L.P. is the general partner of Centerbridge Capital Partners II (Cayman), L.P. CCP II Cayman GP Ltd. is the general partner of Centerbridge Associates II (Cayman) L.P. Jeffrey H. Aronson, indirectly, through various intermediate entities, controls each of the entities owning shares listed above and may be deemed to beneficially own such shares.

The business address of each of the entities and persons identified in this note is 375 Park Avenue, New York, New York 10152. The reported information is based upon the amendment to Schedule 13D amendment filed by Centerbridge Partners, L.P. with the SEC on August 19, 2021.
Mr. Truong is a Senior Managing Director of Centerbridge Partners L.P.,which is affiliated with the shareholders identified in this note. Mr. Truong disclaims beneficial ownership of such shares of common stock of Genco.
(14)	The address of the reporting person is 55 East 52nd Street New York, NY 10055. The reported information is based upon the Schedule 13G filed by BlackRock, Inc. with the SEC on February 4, 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Transactions with Related Persons
In April 2007, Genco’s Board adopted a policy and procedures for review, approval and monitoring of transactions involving Genco and “related persons” (generally, directors and executive officers, director nominees, shareholders owning five percent or greater of any class of Genco’s voting securities, immediate family members of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest) and will be applied to any such transactions proposed after its adoption.
Related person transactions must be approved by the Board or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of Genco. In considering the transaction, the Board or committee will consider all relevant factors, including as applicable (i) the related person’s interest in the transaction; (ii) the approximate dollar value of the amount involved in the transaction; (iii) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (iv) Genco’s business rationale for entering into the transaction; (v) the alternatives to entering into a related person transaction; (vi) whether the transaction is on terms no less favorable to Genco than terms that could have been reached with an unrelated third party; (vii) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; (viii) the overall fairness of the transaction to Genco; and (ix) any other information regarding the transaction or the related person in the context of the merger that would be material to investors in light of the circumstances of the particular transaction. If a director is involved in the transaction, he or she will not cast a vote regarding the transaction.
SHAREHOLDER PROPOSALS
Shareholder proposals to be presented at the 2023 Annual Meeting of Shareholders must be received by Genco at its offices in New York, New York, addressed to the Secretary, not later than December 16, 2022, if the proposal is submitted for inclusion in Genco’s proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act, or not earlier than December 13, 2022 and not later than January 12, 2023 if the proposal is submitted pursuant to Genco’s By-Laws. Such proposals must comply with Genco’s By-Laws and the requirements of Regulation 14A of the Exchange Act.
In addition, Rule 14a-4 of the Exchange Act governs Genco’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the proxy statement. With respect to Genco’s 2023 Annual Meeting of Shareholders, if Genco is not provided notice of a shareholder proposal on or after December 13, 2022, but not later than January 12, 2023, Genco will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.
ANNUAL REPORT ON FORM 10-K
Genco will provide without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2022 (without the exhibits attached thereto) to any person who was a holder of Genco common stock on the Record Date. Requests for the Annual Report on Form 10-K should be made in writing, should state that the requesting person held Genco common stock on the Record Date and should be submitted to John C. Wobensmith, President and Secretary of Genco, at 299 Park Avenue, 12th Floor, New York, New York 10171.
CHARITABLE CONTRIBUTIONS
During fiscal years 2019, 2020, and 2021 the Company did not make any contributions, to any charitable organization in which an independent director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

OTHER MATTERS
At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting. If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.
BY ORDER OF THE BOARD OF DIRECTORS

John C. Wobensmith Chief Executive Officer and President
Dated: April 15, 2022

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/15/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 James G. Dolphin
02 Kathleen C. Haines
03 Basil G. Mavroleon
04 Karin Y. Orsel
05 Arthur L. Regan
06 Bao D. Truong
07 John C. Wobensmith

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000556593_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2022 Notice & Proxy Statement and the 2021 Annual Report to Shareholders are available at www.proxyvote.com

GENCO SHIPPING & TRADING LIMITED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
MAY 16, 2022

The shareholder(s) hereby appoint(s) John C. Wobensmith and Apostolos Zafolias, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Genco Shipping & Trading Limited that the shareholder(s) is/are entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held at 10:00 a.m. Eastern Time on May 16, 2022, at Ink 48 Hotel, 653 Eleventh Avenue, New York, NY 10036 or such other place or by means as the Company's Board of Directors may determine, and any adjournment or postponement thereof, with all the powers the shareholders would possess if present at the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER(S). IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000556593_2 R1.0.0.24